UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.______)

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GEOKINETICS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Geokinetics Stockholder:

We cordially invite you to attend our 2009 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 27, 2009, beginning at 2:00 p.m. (Central Daylight Time) at the Hilton Westchase, 9999 Westheimer Road, Houston, Texas 77042.

At this year’s Annual Meeting, you will be asked to vote on the election of directors, to approve a one-time stock option repricing and exchange program for employees and executive officers, and the ratification of the appointment of UHY LLP as Geokinetics’ independent registered public accounting firm.

I urge you to vote for your Board’s recommendations. Your vote is important. I hope you will be able to attend the meeting, but if you cannot, please vote your proxy as soon as possible.

Very truly yours,
/s/ Richard F. Miles
Richard F. Miles
President and Chief Executive Officer
Houston, Texas
April [*], 2009

GEOKINETICS INC.
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
May 27, 2009

Notice is hereby given that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Geokinetics Inc., a Delaware corporation (“Geokinetics” or “the Company”), will be held at the Hilton Westchase, 9999 Westheimer Road, Houston, Texas 77042, at 2:00 p.m. (Central Daylight Time) on Wednesday, May 27, 2009.

Only Geokinetics stockholders of record who owned shares of Geokinetics’ voting securities at the close of business on Wednesday, April 8, 2009 (the “Record Date”), are entitled to notice of and can vote at this Annual Meeting or any adjournment or postponement that may take place. At the Annual Meeting, you will be asked to take the following actions:

1.	Elect seven directors to Geokinetics’ seven-member Board of Directors, each to hold office for a term of one year;

2.
Vote on the approval of the one-time stock option repricing and exchange program under which our eligible employees (including our executive officers) would be able to elect to exchange certain outstanding options issued under our equity plans for new lower priced options which would include modifications to option vesting and term; and

3.	Vote on the approval of the appointment of UHY LLP as Geokinetics’ independent public accountants.

We will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.  The Board of Directors is not aware of any other matters to be presented at the Annual Meeting.

The Board recommends the election of the nominees for directors named in the accompanying Proxy Statement, the approval of the stock option repricing and exchange program, and the ratification of the appointment of UHY LLP as Geokinetics’ independent registered public accountants.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the envelope enclosed for that purpose. Alternatively, you may submit your proxy by telephone or over the internet. If you attend the meeting, you may withdraw your proxy and vote in person by ballot.

By Order of the Board of Directors
/s/ Diane Anderson
Diane Anderson
Corporate Secretary

Houston, Texas
April [*], 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2009.

Our proxy statement for the 2009 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended
December 31, 2008 are available on the internet at http://bnymellon.mobular.net/bnymellon/gok

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1—ELECTION OF DIRECTORS	5
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES	5
DIRECTOR NOMINEES	5
VOTES REQUIRED; BOARD RECOMMENDATION	6
DIRECTOR INDEPENDENCE	7
CODE OF ETHICS	7
MEETINGS AND COMMITTEES OF THE BOARD	7
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	7
AUDIT COMMITTEE	8
AUDIT COMMITTEE REPORT	9
COMPENSATION COMMITTEE	10
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	11
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	11

PROPOSAL 2—APPROVAL OF ONE-TIME STOCK OPTION RE-PRICING AND EXCHANGE FOR EMPLOYEES AND EXECUTIVE OFFICERS	11
INFORMATION ABOUT THE STOCK OPTION REPRICING AND EXCHANGE PROGRAM	11
VOTES REQUIRED; BOARD RECOMMENDATION	22

PROPOSAL 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	22
PRINCIPAL ACCOUNTANT FEES AND SERVICES	22
AUDIT FEES	22
VOTES REQUIRED; BOARD RECOMMENDATION	23

EXECUTIVE OFFICERS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND SELLING STOCKHOLDER	24
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT	27
COMPENSATION DISCUSSION AND ANALYSIS	27
COMPENSATION COMMITTEE REPORT	31
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	37
OTHER BUSINESS	37

GEOKINETICS INC.
1500 CityWest Blvd., Suite 800
Houston, TX  77042

PROXY STATEMENT

2009 Annual Meeting of Stockholders

May 27, 2009

This Proxy Statement and the accompanying Notice of 2009 Annual Meeting of Stockholders (“Annual Meeting”) and proxy card are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Geokinetics Inc. (“Geokinetics”) of proxies to be voted at the 2009 Annual Meeting scheduled to be held at the time, place and for the purposes set forth in the Notice. This Proxy Statement and the enclosed proxy card are being mailed to stockholders beginning on or about April 23, 2009. A copy of Geokinetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, accompanies this Proxy Statement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	Who can vote?

Stockholders holding shares of Geokinetics’ Common Stock, $0.01 par value (the “Common Stock”) and Series B Senior Convertible Preferred Stock, $10.00 par value (the “Series B Preferred Stock”) as of the close of business on April 8, 2009 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting. Stockholders have one vote for each share of Common Stock and ten (10) votes for each share of Series B Preferred Stock held as of the Record Date, which may be voted on each proposal presented at the Annual Meeting.

2.	How many shares of Geokinetics voting securities were outstanding on the Record Date?

The outstanding voting securities of Geokinetics on the Record Date consisted of 10,580,501 shares of Geokinetics’ Common Stock and 3,994,590 shares of Common Stock upon the conversion of 399,459 shares of the Series B Preferred Stock. The holders of the Common Stock and the Series B Preferred Stock vote together as a single class and not as separate classes. For information regarding holders of more than 5% of the outstanding voting securities of Geokinetics, see “Security Ownership of Certain Beneficial Owners and Management” on page 23.

3.	How do I vote?

Every stockholder of record on the Record Date is entitled to one vote for each share of Common Stock held in his or her name and ten (10) votes for each share of Series B Preferred Stock on each proposal or item that comes before the meeting. A stockholder of record can vote in person at the Annual Meeting or by proxy in one of the following three ways:

1.       Mail: to vote by mail, sign, date and return your proxy card in the enclosed postage-paid envelope.

2.       Telephone: to vote by telephone, call 1-866-540-5760. Use any touch tone telephone to vote your proxy. You will need to provide the control number printed on your proxy card and follow the instructions on your proxy card and the voice prompts.

3.       Internet: to vote over the internet, access the website www.proxyvoting.com/gok. You will need to provide the control number printed on your proxy card and follow the instructions on your proxy card and the website.

If you vote by telephone or over the internet, do not return your proxy card.

If you change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise by executing a subsequent proxy, by written notice to the Corporate Secretary of Geokinetics or by attending the meeting and withdrawing the proxy in person. All written notices of revocation or other communications with respect to the revocation of proxies should be addressed to: Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, Texas 77042; Attention: Diane Anderson, Corporate Secretary. Shares represented by a duly executed proxy received prior to the Annual Meeting will be voted in accordance with the instructions indicated on the proxy. If you properly sign and return your proxy card, but do not specify your choices, your shares will be voted by the proxy holders as specified by the Board.

4.	How do I vote if my shares are held in street name?

If your shares of Common Stock are held in the name of your broker, a bank or other nominee, only your broker, bank or other nominee may execute a proxy and vote your shares. Please sign, date and promptly return the instruction card you received from your broker, bank or other nominee, in accordance with the instructions on the card. You may vote by the Internet or telephone if your bank or broker makes those methods available, in which case you can follow the instructions on the card. If you wish to vote your “street name” shares directly, you will need to obtain a document known as a “legal proxy” from your broker, bank or other nominee. Please contact your broker, bank or other nominee if you wish to do so.

5.	Do I have to vote?

No. However, we strongly urge you to vote. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for all, some or none of Geokinetics’ director nominees, the stock option repricing and exchange program and appointment of the independent registered accounting firm.

Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal. Thus, abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered present at the Annual Meeting for a proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

6.	What is a “quorum?”

A “quorum” is a majority of the aggregate voting power of the outstanding voting securities and is required to hold the Annual Meeting. A quorum is determined by counting the votes represented by all outstanding voting securities present in person at the Annual Meeting or represented by proxy. If you submit a properly executed proxy, you will be considered part of the quorum even if you abstain from voting. Stockholders representing more than a majority of the voting securities entitled to vote on the Record Date must be present or represented by proxy to constitute a quorum.

7.	How can I view the stockholder list?

A complete list of stockholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. You may review this list at Geokinetics’ corporate offices at 1500 CityWest Blvd., Suite 800, Houston, Texas 77042 during ordinary business hours for a period of ten (10) calendar days before the Annual Meeting.

8.	How many votes must each proposal receive to be adopted?

Directors are elected by a majority vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.  The number of votes cast for a nominee’s election must exceed the number of votes cast against and abstentions from voting on such nominee’s election in order for the nominee to be elected to the Board of Directors.   The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the stock option repricing and exchange program and the appointment of the independent registered accounting firm.

9.	What happens if a proposal is not approved at the Annual Meeting?

    If the votes for a director nominee are less than the sum of the votes against the nominee and abstentions, the director nominee will not be elected to the board of directors.  If the votes for the stock option repricing and exchange proposal are less than the sum of the votes against such proposal and abstentions, the option repricing and exchange will not be approved.  If the votes for approval of UHY as our auditors are less than the sum of the votes against the proposal and abstentions, the audit committee will re-consider its selection.  Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the audit committee believes that such a change would be in the best interest of the Company and stockholders.

10.	How are votes counted?

Votes are counted in accordance with Geokinetics’ Bylaws and Delaware law. If a stockholder returns an executed proxy card but does not indicate how his or her shares are to be voted, the shares covered by such proxy card will be included in determining if there is a quorum and will also be counted as votes “FOR” the election of Geokinetics’ board nominees, the stock option repricing and exchange program and the appointment of the independent registered accounting firm. Shares will not be voted at the Annual Meeting if no properly executed proxy card covering those shares has been returned and the holder does not cast votes with respect to those shares in person at the Annual Meeting. A broker non-vote with respect to the election of directors, the stock option repricing and exchange program or appointment of the independent registered accounting firm will not be counted in determining the election of directors, the stock option repricing and exchange program or appointment of the independent registered accounting firm.

11.	Who will count the votes?

A representative of Geokinetics’ Office of the Corporate Secretary will count the votes and act as the Inspector of Election. The Inspector of Election shall have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

12.	What happens if I do not specify a choice for a proposal when returning a proxy?

You should specify your choice for each proposal on the proxy card. If no instructions are given, proxy cards that are signed and returned will be voted “FOR” the election of all director nominees, the stock option repricing and exchange program and the appointment of the independent registered accounting firm.

13.	How do I revoke my proxy?

Any proxy given may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Special Meeting.

14.	What happens if other matters come up at the Annual Meeting?

The matters described in the notice of Annual Meeting are the only matters the Company is aware of that will be voted on at the Annual Meeting.  If any other matters are submitted at the meeting, the persons appointed as proxies will have the authority to vote your shares for or against such proposal in their discretion.

15.	Who pays for the proxy solicitation related to the Annual Meeting?

The cost of soliciting proxies will be borne by Geokinetics. In addition to the solicitation by mail, the directors and certain regular employees of Geokinetics may solicit proxies by telephone, telecopy or in person. Such persons will not receive any fees or other compensation for such solicitation. No specially engaged employees or solicitors will be retained by Geokinetics for proxy solicitation purposes. Geokinetics may request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding this material.

16.	How can I obtain a copy of the Annual Report on Form 10-K?

      A copy of Geokinetics’ 2008 Annual Report on Form 10-K was mailed with this proxy statement to each stockholder holding more than 100,000 shares entitled to vote at the Annual Meeting. If you did not receive a copy, you may obtain one free of charge by writing or calling Diane Anderson, Corporate Secretary, at Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, Texas 77042, telephone (713) 850-7600, facsimile (713) 850-7330.  Additionally, the Annual Report on Form 10-K is available on the internet at http://bnymellon.mobular.net/bnymellon/gok and on the Company’s website at www.geokinetics.com under “Investor Relations.”

17.	If I want to submit a stockholder proposal for the 2010 Annual Meeting, when is it due?

Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2010 Annual Meeting of Stockholders must be received by Geokinetics no later than December 8, 2009, for the meeting scheduled to be held in May 2010, pursuant to the proxy solicitation rules of the Securities and Exchange Commission. However, if the date of the 2010 Annual Meeting is changed by more than 30 days from the scheduled date, then the deadline will be a reasonable time before Geokinetics begins to print and mail the 2010 proxy materials. Your proposals should be sent by certified mail, return receipt requested, to Diane Anderson, Corporate Secretary, Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, Texas 77042. Geokinetics is not required to include in its proxy statement and proxy card relating to the 2010 Annual Meeting of Stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the Securities and Exchange Commission in effect at the time such proposal is received.

The persons named in our form of proxy for the 2010 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which we do not receive notice by December 8, 2009, unless we change the date of the 2010 Annual Meeting of Stockholders by more than 30 days from the date of the 2009 Annual Meeting of Stockholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before we mail our proxy materials for the 2010 Annual Meeting of Stockholders.

If the date of the 2010 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2009 Annual Meeting, we shall, in a timely manner, inform stockholders of such change, by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our proxy statement and the new date for determining whether we may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which we receive any such proposal, it is suggested that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.  Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to Diane Anderson, Corporate Secretary, Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, Texas 77042.

PROPOSAL 1—ELECTION OF DIRECTORS

Information about the Board of Directors and Committees

You will have the opportunity to elect Geokinetics’ entire Board of Directors at the Annual Meeting. All of the incumbent directors are standing for re-election. Pursuant to Geokinetics’ Bylaws, the Board has determined that the Board will consist of seven directors and has nominated the seven persons named below for election as directors at the Annual Meeting. Each nominee has consented to being named as a nominee for election as a director and has agreed to serve as a director if elected. All directors are elected annually and serve one-year terms or until a successor has been duly elected and shall qualify.

Directors are elected by a majority vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.  The number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election in order for the nominee to be elected to the Board of Directors.  Unless contrary instructions are set forth in the proxies, the persons with proxies at the Annual Meeting will vote all shares represented by such proxies for the election of each of the nominees named therein. Should any of the nominees become unable to serve, the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other person as the Board of Geokinetics may recommend.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees named below.

Director Nominees

Set forth below are the names, ages and positions of the nominees for directors. Each of the Company’s directors named below was elected at the 2008 Annual Meeting of Stockholders for a term of one year or until his successor was elected. Each of the Company’s incumbent directors named is being nominated at the Annual Meeting of Stockholders to serve on Geokinetics’ Board of Directors for additional one year terms or until his successor is elected.

Name	Age	Position with Geokinetics	Director Since
William R. Ziegler	66	Chairman (non-executive) and Director	1997
Richard F. Miles	60	President, Chief Executive Officer and Director	2007
Christopher M. Harte	61	Director	1997
Steven A. Webster	57	Director	1997
Gary M. Pittman	45	Director	2006
Robert L. Cabes, Jr.	39	Director	2006
Christopher D. Strong	50	Director	2007

There are no family relationships among any of the director nominees or between such nominees and any executive officers of Geokinetics.

William R. Ziegler, age 66, has served as a member of the Board of Directors since August 1, 1997 and has served as the Chairman (non-executive) since February 2, 1999. Mr. Ziegler is currently of counsel at the law firm of Satterlee Stephens Burke & Burke, LLP, located in New York, NY. From June 1994, Mr. Ziegler served as Chairman of the New York law firm of Parson & Brown, L.L.P., until it merged with Satterlee Stephens Burke & Burke, LLP in September 1999. Mr. Ziegler was formerly a partner of Whitman Breed Abbott & Morgan, located in New York, New York from 1993 to May 1994, and of a predecessor law firm, Whitman & Ransom since 1976. Mr. Ziegler is currently a General Partner of Somerset Capital Partners.

Richard F. Miles, age 60, has served as the President and CEO since August 15, 2007.  Prior to that, Mr. Miles was Chief Operating Officer since March 5, 2007.  Prior to joining the Company in September 2006 as President – International Operations, Mr. Miles served as President and Chief Executive Officer of Grant Geophysical, Inc. since January 2001. During the period 1990 to 2000, he was employed by Tech-Sym Corporation primarily as President and Chief Executive Officer of its subsidiary Syntron Inc. but also within that same period, he was Chief Executive Officer and Director of GeoScience Corporation, Chairman of CogniSeis, Syntron and Symtronix, all subsidiaries of Tech-Sym Corporation. Prior to that, he was Manager of North and South America Marine and Worldwide Marine Support for Halliburton Geophysical Services. From 1984 to 1988, he was General Manager at Geosource Marine, Inc. and from 1966 to 1984, he held a variety of positions with Geophysical Service, Inc. with increasing responsibilities. Mr. Miles has over 40 years of experience in the seismic services industry.

Christopher M. Harte, age 61, has served as a member of the Board of Directors since August 1, 1997.  He is the interim publisher of the Minneapolis Star Tribune and a private investor.  He is a director of several corporations, including Harte Hanks, Inc. (a direct marketing and shopper publishing company).

Steven A. Webster, age 57, has served as a member of the Board of Directors since August 1, 1997. Mr. Webster serves as President and Co-Managing Partner of Avista Capital Partners, Inc., which makes private equity investments in energy, healthcare and media. Mr. Webster serves as Chairman of Carrizo Oil & Gas, Inc. and Basic Energy Services, Inc. He also serves on the boards of Seacor Holdings and Hercules Offshore, Inc.  Mr. Webster serves as Trust Manager of Camden Property Trust. He is also a General Partner of Somerset Capital Partners. From 2000 to 2005, Mr. Webster served as Chairman of Global Energy Partners, an affiliate of Credit Suisse. He was a founder and served as Chief Executive Officer of Falcon Drilling Company, Inc. and its successor, R&B Falcon Corporation from January 1988 to June 1999.

Gary M. Pittman, age 45, is a private investor and has served as a member of the Board of Directors since March 8, 2006. From 1987 to 1995, Mr. Pittman was Vice President of the Energy Recovery Fund, a $180 million private equity fund focused on the energy industry. Mr. Pittman is a director of Flotek Industries Inc. and Chairman of Quest Energy.  Mr. Pittman has served as a Director and Audit Committee member of Czar Resources, Ltd., a public Canadian exploration and production company; Secretary, Vice President and Director of Sub Sea International, an offshore robotics and diving company; BioSafe Technologies, a developer of non-toxic insecticides; and owned and operated an oil and gas production and gas gathering company in Montana.

Robert L. Cabes, Jr., age 39, has served as a member of the Board of Directors since November 2, 2006. Mr. Cabes is a Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, healthcare and media sectors. From April 2001 to June 2005, Mr. Cabes served as Principal of Global Energy Partners, or GEP, a specialty group within Credit Suisse’s asset management business that made investments in energy companies. Mr. Cabes currently serves as a Director of Spartan Offshore Holdings; ACP II Marcellus; Celtique Energie, Limited; Hansa Hydrocarbons; Laramie Energy; Manti Exploration; MedServe, Inc.; Pinnacle Gas Resources, Inc; and Royal Offshore.  Prior to joining GEP, Mr. Cabes was with Credit Suisse’s and Donaldson, Lufkin and Jenrette’s Investment Banking Division (prior to its acquisition by Credit Suisse in 2000) where he worked on debt and equity securities underwriting and mergers and acquisitions for energy companies. Before joining Donaldson, Lufkin and Jenrette, Mr. Cabes spent six years with Prudential Securities in its energy corporate finance group in Houston and New York. Mr. Cabes holds a B.B.A. from Southern Methodist University and is a CFA charterholder.

Christopher D. Strong, age 50, has served as a member of the Board of Directors since May 15, 2007. Mr. Strong is the President and Chief Executive Officer of Union Drilling, Inc., an operator of land-based drilling rigs based in Fort Worth, TX, and has served in that capacity since April 2004. From June 1, 2003 to April 1, 2004, Mr. Strong served as Union Drilling’s President and Treasurer. From May 1999 to June 1, 2003, he served as Union Drilling’s Vice President and Chief Financial Officer. Mr. Strong has over 14 years experience in the oil and natural gas industry. From 1994 until he joined Union, he served in various capacities at Hvide Marine, a marine oilfield service company, most recently as Vice President-Finance and Treasurer. From 1990 through 1994, Mr. Strong was Treasurer of Port Everglades, a seaport with one of the largest non-refinery petroleum tank farms in the country. Mr. Strong also served as an officer in the U.S. Navy.

Votes Required; Board Recommendation

Geokinetics’ Bylaws provide for the election of directors by the majority vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.  The number of votes cast for a nominee’s election must exceed the number of votes cast against or abstentions on such nominee’s election in order for him to be elected to the Board of Directors.  If the votes for a director are less than the votes against the director and abstentions, the director will not be elected to the board of directors.  The Board believes that the election of the nominees listed above as directors of Geokinetics is in the best interest of Geokinetics and its stockholders. The Board recommends a vote FOR the nominees and proxies not marked to the contrary will be so voted.

Director Independence

As of the date of this proxy statement, Geokinetics’ Board of Directors consists of Messrs. Ziegler, Miles, Pittman, Harte, Webster, Cabes and Strong. The Board has determined that Messrs. Pittman, Harte, Cabes and Strong are independent as defined under the NYSE Amex (formerly American Stock Exchange) rules. Messrs. Ziegler, Webster, and Miles are not independent.

Code of Ethics

On December 28, 2006, our Board adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Geokinetics Code of Business Conduct and Ethics is available on the Geokinetics’ website at www.geokinetics.com. You may also request a copy of the Code of Business Conduct and Ethics at no cost by making a written or telephone request for copies to Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, Texas 77042; Attention: Diane Anderson, Corporate Secretary. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Meetings and Committees of the Board

Geokinetics’ Board of Directors met formally four (4) times during the fiscal year ended December 31, 2008.  The Board of Directors also conducted two (2) special meetings by telephone to discuss various financing alternatives throughout the year.  Each director of the Company attended at least 75% of such Board of Directors meetings.

The members of the three standing committees—the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee -- as of the date of this proxy statement are as follows:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Christopher D. Strong (Chairman)	Gary M. Pittman (Chairman)	William R. Ziegler (Chairman)
Christopher M. Harte	Christopher M. Harte	Gary M. Pittman
Gary M. Pittman	William R. Ziegler	Christopher M. Harte

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held one meeting during the fiscal year ended December 31, 2008 and all of the members were in attendance.  The Board has determined that Messrs. Pittman and Harte are independent under the NYSE Amex rules.  On July 11, 2007, the Board of Directors determined that although Mr. Ziegler is not considered independent under the NYSE Amex rules, “exceptional and limited circumstances” existed which required Mr. Ziegler’s continued service on the Corporate Governance and Nominating Committee until May 10, 2009, or until a newer member of the Board obtained sufficient experience and knowledge regarding the Company and its operations and personnel so as to permit the Board to conclude that Mr. Ziegler’s service was no longer required to satisfy the “best interests of the Company and its stockholders,” whichever is sooner.  Effective May 10, 2009, Robert L. Cabes, Jr. will be appointed to serve on the Corporate Governance and Nominating Committee to replace Mr. Ziegler. The committee chairmanship will be determined at that time.

Geokinetics has adopted a Corporate Governance and Nominating Committee charter which outlines the Corporate Governance and Nominating Committee’s primary duties to include, among other things:

•	establishing standards for service on the Board and nominating guidelines and principles;

•	identifying individuals qualified to become members of the Board and recommending director candidates for election to the Board;

•	considering and making recommendations to the Board regarding its size and composition, committee composition and structure and procedures affecting directors;

•
establishing policies regarding the consideration of any director candidates recommended by Geokinetics’ stockholders, and the procedures to be followed by stockholders in submitting such recommendations;

•	evaluating and reviewing the performance of existing directors; and

•
monitoring Geokinetics’ corporate governance principles and practices and making recommendations to the Board regarding governance matters, including Geokinetics’ certificate of incorporation, bylaws and charters of the Board committees.

The Corporate Governance and Nominating Committee considers factors such as independence, diversity, experience, integrity, skill, expertise and industry knowledge when considering director candidates.

The Corporate Governance and Nominating Committee permits stockholders to submit director candidates for the committee’s consideration. Each year the proxy statement released to stockholders in connection with the previous year’s annual meeting provides instructions regarding the dates by which stockholders must submit proposals for consideration at the following year’s annual meeting.

The Corporate Governance and Nominating Committee charter is available on the Geokinetics’ website at www.geokinetics.com.  You may also request a copy of the Corporate Governance and Nominating Committee charter at no cost by making a written or telephone request for copies to Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, TX 77042; Attention: Diane Anderson, Corporate Secretary.

Audit Committee

The Audit Committee conducted nine (9) meetings in person and by telephone during the fiscal year ended December 31, 2008, at which all of the Audit Committee members were in attendance except one member who attended eight (8) meetings.  The Audit Committee consists of three directors, Messrs. Strong (Chairman), Harte and Pittman.  Messrs. Strong, Harte and Pittman are independent as defined under the NYSE Amex rules.

The Audit Committee’s charter requires the committee to oversee Geokinetics’ financial reporting process and report the results of its activities to the Board. The primary duties of the Audit Committee consist of, among other things:

•	approving auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors;

•
appointing an independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company, subject to Board and stockholder approval;

•	reviewing and approving all related party transactions for amounts exceeding $120,000; and

•	establishing procedures for the receipt, retention and treatment of complaints received by Geokinetics regarding financial controls, accounting or auditing matters.

The Company’s principal independent auditor, UHY LLP, reports directly to the Audit Committee.  In addition, the Audit Committee provides an open line of communication between the internal auditors, the independent auditor and the Board.

For the fiscal year ended December 31, 2008, the Audit Committee met to review Geokinetics’ audited financial statements, to discuss with independent registered public accountants matters required under the statement on Auditing Standards No. 61, and to review the written disclosures and letters from the independent registered public accountants.

The Audit Committee charter is available on the Geokinetics’ website at www.geokinetics.com.  You may also request a copy of the Audit Committee charter at no cost by making a written or telephone request for copies to Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, TX 77042; Attention: Diane Anderson, Corporate Secretary.

Policy for Approval of Audit and Non-Audit Fees

The Audit Committee’s “Policy on the Engagement of the Independent Auditor” requires the Audit Committee to approve all types of audit and permitted non-audit services to be performed by the Company’s independent auditors during the year, as required under applicable law.

The Audit Committee pre-approves annually proposed audit and permitted non-audit services to be provided by the independent auditors for the fiscal year.  The Audit Committee also considers for pre-approval annually the maximum amount of fees and the manner in which the fees are determined for each type of pre-approved audit and non-audit services proposed to be provided by the independent auditors for the fiscal year.  The Audit Committee separately pre-approves any service that is not included in the approved list of services or any proposed services exceeding pre-approved cost levels.  The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for services that need to be addressed between Audit Committee meetings.  The Audit Committee is then informed of these pre-approval decisions, if any, at the next meeting of the Audit Committee.  Refer to “Principal Accountant Fees and Services” on page 22 of this proxy statement for the aggregate fees paid to UHY LLP for the years ended December 31, 2008 and 2007.

Audit Committee Financial Expert

The Audit Committee plays an important role in promoting effective accounting, financial reporting, risk management and compliance procedures and controls. As such, it is imperative that members of the Audit Committee have requisite financial literacy and expertise. All members of the Audit Committee meet the financial literacy standard required by the NYSE Amex rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission requires that the Company disclose whether or not the Audit Committee has an “Audit Committee financial expert” as a member. An “Audit Committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•	An understanding of generally accepted accounting principles and financial statements.

•	An ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.

•
Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Geokinetics’ financial statements, or experience actively supervising one or more persons engaged in such activities.

•	An understanding of internal controls and procedures for financial reporting.

•	An understanding of Audit Committee functions.

The Board of Directors has determined that Messrs. Strong (Chairman of the Audit Committee) and Pittman each satisfy the definition of “Audit Committee financial expert,” and has designated each of them as an “Audit Committee financial expert.”

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s execution of our financial reporting process.  The Audit Committee Charter can be viewed on our web site at www.geokinetics.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2008 Annual Report on Form 10-K with management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on:

•	the fair presentation of our financial statements in conformity with accounting principles generally accepted in the United States in all material respects; and

•	the effectiveness of our internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, including those required by Statements on Auditing Standard No. 61 as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Geokinetics and its management and received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T and considered whether the provision of non-audit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

The undersigned members of the Audit Committee has submitted this report to the Board of Directors on March 10, 2009.

Audit Committee,

Christopher D. Strong (Chairman)
Christopher M. Harte
Gary M. Pittman

Compensation Committee

The Compensation Committee held five (5) meetings during the fiscal year ended December 31, 2008, at which all members of the Compensation Committee were in attendance except two directors who attended four (4) meetings.  The Compensation Committee consists of three directors, Messrs. Pittman (Chairman), Ziegler and Harte. Each of these directors qualifies as a non-employee director.  The Board has determined the Messrs. Pittman and Harte are independent as defined under the NYSE Amex rules.  On July 11, 2007, the Board determined that although Mr. Ziegler was not considered independent under the NYSE Amex rules, “exceptional and limited circumstances” exist which required Mr. Ziegler’s continued service on the Compensation Committee until May 10, 2009, or until a newer member of the Board obtained sufficient experience and knowledge regarding the Company and its operations and personnel so as to permit the Board to conclude that Mr. Ziegler’s service was no longer required to satisfy the “best interests of the Company and its stockholders,” whichever is sooner.  Effective May 10, 2009, Robert L. Cabes, Jr. will be appointed to serve on the Compensation Committee replacing Mr. Ziegler as a member of the committee.

Geokinetics has adopted a Compensation Committee charter which outlines the Compensation Committee’s primary duties to include among other things:

•	approving the total remuneration and employment agreements for Geokinetics’ executive officers;

•	reviewing the compensation, benefit and equity-based plans, programs and payments for all employees;

•	reviewing and approving the goals and objectives relevant to the compensation of Geokinetics’ CEO; and

•	reviewing and setting the compensation package for the Board of Directors.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the CEO may make recommendations to the Compensation Committee relating to executive and director compensation.

Refer to the Compensation Discussion and Analysis beginning on page 27 of this proxy statement for a discussion of the Compensation Committee’s process for determining total compensation for executive officers and the role of executive management in determining executive compensation.

The Compensation Committee charter is available on the Geokinetics’ website at www.geokinetics.com.  You may also request a copy of the Compensation Committee charter at no cost by making a written or telephone request for copies to Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, TX 77042; Attention: Diane Anderson, Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an executive officer or employee of Geokinetics. None of Geokinetics’ executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of any other entity that has one or more executive officers serving as a member of Geokinetics’ Board or Compensation Committee.

    Certain Relationships and Related Party Transactions

Related-party transactions have the potential to create actual or perceived conflicts of interest between Geokinetics and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company and their “immediate family members” as defined in Item 404 of Regulation S-K. Geokinetics’ written Code of Business Conduct and Ethics states the Company’s policies and procedures for the Board’s review, approval and/or ratification of any transaction with Geokinetics’ directors, officers or employees which gives rise to a personal or professional conflict of interest.

The Audit Committee of the Board is responsible for the review and approval of all related-party transactions for amounts exceeding $120,000 that involve Geokinetics or a subsidiary and related persons with a direct or indirect material interest. Management determines whether a transaction meets the requirements of a related-party transaction requiring review by the Audit Committee. Transactions that fall within this definition will be referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transactions and will approve only those transactions that are in the best interests of the Company. If management becomes aware of an existing related-party transaction which has not been approved by the Audit Committee, the matter will be referred to the Audit Committee to evaluate all available options including ratification, revision or termination of such transaction.

Below are the transactions that occurred during the past fiscal year in which, to Geokinetics’ knowledge, the Company was or is a party, and in which any director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Mr. Webster, a director on the Company’s Board of Directors, is a managing partner of Avista Capital Partners.  On July 28, 2008, the Company sold 120,000 shares of its Series B Senior Convertible Preferred Stock, $10.00 par value (“Series B-2 Preferred Stock”) and warrants to purchase 240,000 shares of Geokinetics common stock to Avista and an affiliate of Avista for net proceeds of $29.3 million.  As of December 31, 2008, Avista and an affiliate of Avista held 123,702 shares of the Company’s Series B-2 preferred stock.

PROPOSAL 2—ONE-TIME STOCK OPTION REPRICING AND EXCHANGE PROGRAM FOR EMPLOYEES AND EXECUTIVE OFFICERS

    The Geokinetics’ Board of Directors (the “Board”), at the request of the Compensation Committee, is seeking stockholder approval of  a one-time stock option repricing and exchange program (“Option Exchange”).  Under the Option Exchange, all Geokinetics employees, including executive officers, who received incentive stock options in December 2007 with an exercise price of $28.00, which are unvested as of the date of this proxy (“ISOs”), are eligible to participate.  Awards made to non-executive directors are not eligible for the Option Exchange.  As these ISOs are  significantly “underwater” (i.e., options with an exercise price that is significantly greater than our current trading price and above the 52-week high), eligible Geokinetics employees would be given the opportunity to exchange these ISOs for a new grant of a lesser amount of incentive stock options with a lower exercise price.  Stockholder approval is required for this Option Exchange under the rules of the NYSE Amex and can be obtained by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the 2009 Annual Meeting and entitled to vote.  The number of votes cast for the Option Exchange must exceed the number of votes cast against the Option Exchange.  Abstentions will be counted for purposes of determining the total number of votes cast with respect to this proposal and abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be considered present at the Annual Meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.  If Geokinetics’ stockholders approve the Option Exchange, the Board intends to commence the Option Exchange within 12 months following the 2009 Annual Meeting.  If the Geokinetics’ stockholders do not approve this Option Exchange, it will not take place.

Overview and Reasons for the Exchange
The Geokinetics' stock price has experienced a significant decline over the last year due to the current global financial and economic crisis.  As of March 31, 2009, Geokinetics common stock closed at a market price of $3.27, resulting in all of these ISOs being underwater.  We have made significant changes to simplify and strengthen our business, improve our cost structure and strengthen our competitive position, which have resulted in improved financial and operating performance over the last few years.  However, there can be no assurance that our efforts will result in significant increases in our stock price in the near-term, if at all.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees is intense and like many companies, we use stock options as a means of attracting, motivating and retaining our best employees. At Geokinetics, stock options constitute a key part of our incentive and retention programs because our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

    The Board and the Compensation Committee believe that these underwater ISOs no longer serve as an effective incentive to motivate and retain our employees.  We believe our employees currently consider these options as having little or no value.  These underwater ISOs will remain as an expense on Geokinetics’ financial statements with the potential to dilute stockholders’ interests for up to the full remaining term of these ISOs whether or not the Option Exchange occurs.  Continuing to retain these ISOs delivers minimal retention or incentive value to the option holders and provides limited opportunity to recapture value from the associated compensation expense unless the ISOs are surrendered or cancelled.  We believe the Option Exchange is important for the Company because it will permit us to:

•
Provide renewed equity incentives to employees who participate in the Option Exchange.  The eligible ISOs do not currently provide meaningful retention or incentive value to our employees.  We believe the Option Exchange provides greater assurance that the Company will be able to retain and motivate our employees to achieve our strategic, operational and financial goals.

•
Reduce the total number of ISOs that no longer provide adequate incentives to our employees.  These underwater ISOs have little to no retentive value and preserving these underwater ISOs does not further the interests of our stockholders, nor offer the benefits originally intended by our equity compensation program. Replacing the eligible ISOs with a lesser number of incentive stock options at a lower exercise price will reflect a more appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing the dilution to stockholders.

•
Recapture value from the ISOs’ associated compensation expense that we currently incur with respect to underwater ISOs.  These ISOs were granted at an exercise price of $28.00.  Whether or not the Option Exchange is approved by our stockholders, Geokinetics will be obligated to expense these ISOs even if they are never exercised and recognize approximately $3.1 million in compensation expense (calculated as of December 31, 2008) over the remaining vesting period which would end on November 15, 2011.  We believe that recognizing compensation expense on options that are not perceived by our employees as providing value is ineffective for the Company.  Alternatively, replacing the underwater ISOs with little to no value to the option holder with options that will provide both retention and incentive value while not creating additional compensation expenses (other than immaterial expenses that may result from fluctuations in our stock price after the exchange ratios have been established but before the exchange actually occurs), will be a more efficient and effective use of the Company’s resources.

Summary of Material Terms

If approved by stockholders, the Option Exchange would provide the following:

•
The Option Exchange will be open to all eligible employees, including senior executives, who are employed by Geokinetics or one of our majority-owned subsidiaries as of the start of the Option Exchange and remain employed by us or one of our majority-owned subsidiaries through the completion date of the Option Exchange.  Eligible employees will be permitted to exchange all or none of their ISOs for replacement options.

•	The non-executive members of our Board will not be eligible to participate. Richard F. Miles, the Company’s President, CEO and executive Board member will be eligible to participate.

•
The exchange ratios of shares underlying the eligible options surrendered in exchange for replacement options will be determined in a manner intended to result in the grant of replacement options with a fair value equal approximately to the fair value of the eligible options which they will replace.  The exchange ratios will be established shortly before the start of the Option Exchange and will depend on the then-current value of the eligible options (calculated using the Black-Scholes model) to be replaced.  The Option Exchange will be a value-for-value exchange and will not result in a one-for-one exchange.  Participating employees will receive replacement options for a lesser number of shares (with a lower exercise price) than are covered by the surrendered eligible ISOs.

•	Only unvested incentive stock options awarded in December 2007 at an exercise price of $28 will be eligible for the Option Exchange.

•
Each replacement option will have an exercise price per share equal to the greater of $5.00 or the closing price of our common stock as reported on the NYSE Amex for the business day on which the Exchange Offer expires (“Grant Date”) and will have a new term, which will approximate the remaining term of the ISOs eligible to be exchanged.

•	None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest (the “Vesting Term”) in the following increments after the Grant Date:

Vesting Date                                                      Percentage of Vested Shares
November 15, 2009                                                                 20%
November 15, 2010                                                                 55%
November 15, 2011                                                                 100%

•
The Option Exchange will occur within 12 months after the date of stockholder approval.  The Board and the Compensation Committee will determine the actual start date within that time period.  If the Option Exchange is not implemented within 12 months of stockholder approval at the 2009 Annual Meeting of Stockholders, new stockholder approval will be required before the Option Exchange can be implemented.

While the terms of the Option Exchange are expected to be materially similar to the terms described in this proposal, the Board and the Compensation Committee may change the terms of the Option Exchange in their sole discretion to take into account a change in circumstances or local regulations and may determine not to implement the Option Exchange even if stockholder approval is obtained.

Alternatives Considered

    When considering how best to continue to provide incentives and reward our employees who possess underwater stock options, we considered the following alternatives:

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Increase cash compensation.  To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation.  However, significant increases in cash compensation would substantially increase our cash compensation expenses, reduce our cash flow from operations and limit our flexibility in an adverse or soft environment, which could adversely affect our business and operating results.

•
Exchange options for cash.  We also considered implementing a program to exchange underwater options for cash payments.  However, an exchange program for cash would substantially increase our cash compensation expenses, negatively impact our available compensation, would be less in line with our pay-for-performance compensation philosophy and reduce our cash flow from operations, which could adversely affect our business and operating results.  Additionally, we do not believe that such a program would have significant long-term retention value.

•
Grant additional equity awards.  We also considered special grants of additional equity at current market prices or another form of equity award such as restricted stock.  However, these additional grants would substantially increase our non-cash compensation expense, not address the issue of Geokinetics’ recognizing compensation expense with limited to no value for the employees, not efficiently utilize the awards available under the 2007 Plan and further dilute the interests of our stockholders.

Rationale for the Option Exchange

Geokinetics concluded that a program providing employees the opportunity to exchange ISOs with higher exercise prices for a lesser number of incentive stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

•
The Option Exchange offers a reasonable, balanced and meaningful incentive for eligible employees.  Under the Option Exchange, participating employees will surrender unvested eligible underwater ISOs for replacement options covering fewer shares with a lower exercise price that will vest in accordance with the Vesting Term.  This allows the original intent of the option grants, such as retention, to be realized.

•
Enhanced Long-Term Stockholder Value. We believe that ultimately the Option Exchange will enhance long-term stockholder value by restoring competitive incentives to the holders of eligible ISOs so they are further motivated to achieve our strategic, operational and financial goals, as exercise prices significantly in excess of the market price of our common stock undermine the effectiveness of options as employee performance and retention incentives.

•
Reduced Pressure for Additional Grants. If we are unable to implement the Option Exchange, we may be forced to issue additional options or restricted shares to our employees at current market prices and  increase our compensation expense associated with equity grants to employees. These grants would more quickly exhaust the current pool of options available for future grants under the 2007 Stock Award Plan and would also result in decreased reported earnings and earnings per share, which could negatively impact our stock price.  As an example, based on the assumptions described below, if all eligible ISOs are exchanged, options to purchase approximately 247,350 shares will be surrendered and cancelled (although they will be returned to the grant pool available under our equity plans), while replacement options covering approximately 190,460 shares will be granted.  The return of shares will constitute an efficient use of the shares available for future issuance.  All eligible ISOs that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•
The exchange ratio will be calculated to retain value for our stockholders.  We will calculate the exchange ratios in a manner that will result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible ISOs that are exchanged, which we believe will not have a significant adverse impact on our reported earnings.  We also believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, coupled with a new vesting period requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.  Furthermore, the stock options will provide value to employees only if the Company’s share price increases over time, which aligns employee interests with that of the stockholders.

14

•
Non-executive members of our Board will not participate in the Option Exchange.  Although members of our Board also hold options that are significantly underwater, the non-executive directors are not eligible to participate in the Option Exchange.  This reduces any conflict of interest that would otherwise exist in our Board’s approval of the Option Exchange.  However, the executive member of the Board, Richard F. Miles, the Company’s President and CEO, is eligible to participate in the Option Exchange and he abstained from voting on the approval of the Option Exchange.

Description of the Option Exchange Program

Implementing the Option Exchange.  We have not yet commenced the Option Exchange and will not do so until stockholder approval is obtained.  If the Company receives stockholder approval of the Option Exchange, it may commence at a time determined by the Board or the Compensation Committee, with terms expected to be materially similar to those described in this proposal.  If the Company receives the required stockholder approval for the Option Exchange, the approval will be for a one-time exchange.  Even if the stockholders approve this proposal, the Board or the Compensation Committee may later decide not to implement the Option Exchange.  We anticipate that the Option Exchange will commence within 90 days following the approval of this proposal by our stockholders.  However, if the Option Exchange does not commence within 12 months after the date of stockholder approval, the Company will not commence an Option Exchange, or any similar program, without again seeking and receiving stockholder approval.

Upon commencement of the Option Exchange, employees that possess eligible ISOs will receive written materials (the “Offer to Exchange”) explaining the precise terms and timing associated with the Option Exchange and will need to voluntarily participate.  Employees will be given at least 20 business days (or such other period as we may agree to keep the Offer to Exchange open) to elect to exchange all or none of their eligible ISOs for replacement options.  After the Offer to Exchange is closed, the eligible ISOs surrendered for exchange would be cancelled, and the Compensation Committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratios.  All replacement options would be granted under the 2007 Stock Awards Plan and would be subject to the terms of that plan.

Upon commencement of the Option Exchange, Geokinetics will file the Offer to Exchange and other related documents with the Securities and Exchange Commission (“SEC”) as part of a tender offer statement on Schedule TO.  Eligible employees, stockholders and members of the public can access the Offer to Exchange and other documents filed in conjunction with the SEC free of charge from the SEC’s website at www.sec.gov or on our web site at http://www.geokinetics.com.

Eligible Options.  Only unvested incentive stock options issued in December 2007 with an exercise price of $28.00 will be eligible to participate in the Option Exchange.

Eligible Participants.  The Option Exchange will be open to all employees, including executive officers, who hold eligible ISOs, except as described below.  Although we intend to include all employees located outside the United States, the Company may exclude such employees if, for any reason, the Compensation Committee believes that their participation would be illegal, inadvisable or impractical.  To be eligible, the participant must be employed on the date the Offer to Exchange commences and must remain employed through the date the replacement options are granted.  The Option Exchange will not be open to the non-executive members of the Board.  The executive member of the Board, Richard F. Miles, the Company’s President and CEO, is eligible to participate in the Option Exchange.  As of the date of this proxy, there are unvested outstanding 247,350 eligible ISOs held by 103 employees.

Eligible Participants - Named Executive Officers.  The named executive officers in this proxy will be eligible to participate in the Option Exchange and will be able to exchange the following eligible ISOs for replacement options.

Richard F. Miles, President, CEO and Director – 34,000 ISOs
Scott A. McCurdy, Vice President and CFO – 17, 000 ISOs
Jim White, Executive Vice President – Business Development & Technology – 17, 000 ISOs
Lee Parker, Executive Vice President – Operations – 17, 000 ISOs

Exchange Ratios.  The exchange ratio for the Option Exchange will be established shortly before the start of the Option Exchange, and will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible ISOs that are surrendered in exchange (based on valuation assumptions made when the offer to exchange commences).  These ratios will be designed to make the grant of replacement options accounting expense neutral.  The actual exchange ratios will be determined by the Compensation Committee shortly before the start of the Option Exchange.

This Option Exchange will be accounted for as a value-for-value exchange.    The exchange ratio will be based on the fair value of the eligible ISOs (calculated using the Black-Scholes model).  The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock and the expected term of an option.  As a result, the exchange ratio does not necessarily increase as the exercise price of the option decreases.  Setting the exchange ratio in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible ISO they will replace.  This will eliminate any additional compensation cost that must be recognized on the replacement options, other than immaterial compensation expenses that may result from fluctuations in our stock price after the exchange ratio has been set but before the exchange actually occurs.

Although we cannot determine the exact exchange ratio at the time of this Proxy Statement,  we can provide an example if we make assumptions regarding the start date of the Offer to Exchange, the fair value of the eligible ISOs, and the fair market value of our common stock.  For example purposes, assume the exchange program commences on May 29, 2009, and the fair market value of our common stock is $5.00 per share, based on the above method of determining the exchange ratio, the exchange ratio would be approximately 0.77 replacement options to 1 eligible ISO.

For purposes of example only, if a participating employee exchanged eligible ISOs for 6,000 shares, the employee would receive replacement options for 4,620 shares in exchange for the surrendered eligible ISOs (6,000 multiplied by 0.77).  Continuing this example, if we assume that all unvested eligible ISOs (as of March 31, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible ISOs and the replacement options that would be granted in the exchange:

Exercise Price of Eligible ISOs:  $28.00
Number of Shares Underlying Eligible ISOs:  247,350
Approximate Remaining Life of Eligible ISOs:  4.5 years
Exchange ratio:  0.77
Maximum number of shares underlying replacement that may be granted:  190,460

The foregoing is an example of how the exchange ratio would be calculated if the exchange offer was based on a fair market value of our common stock at, or below $5.00 (as there is a $5.00 minimum), as this represents the lowest price to be used in the repricing on the date the Option Exchange commences.  We will apply the same method of calculation once these factors are decided closer to the time the Option Exchange commences.  The total number of replacement options an employee will receive with respect to a surrendered eligible ISOs will be determined by converting the number of shares underlying the surrendered eligible ISOs according to the exchange ratio and rounding down to the nearest whole share.

Election to Participate.  Eligible employees will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange at that time only.  Under the Option Exchange, eligible employees will be permitted to exchange all or none of the eligible ISOs for replacement options.  The written exchange offer documents described above will be provided if and when the Option Exchange is initiated.

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price equal to the greater of $5.00 or closing price of our common stock on the replacement options grant date as reported by the NYSE Amex.

Vesting of Replacement Options.  The replacement options will vest in accordance with the Vesting Term after the replacement option grant date.

Term of the Replacement Option.  The replacement options will have a term approximately equal to the remaining term of the eligible ISOs.  As of May 27, 2009, the replacement options would have a term of approximately 4.5 years.

Additional Terms and Conditions of the Replacement Options.  Additional terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date.  Any additional terms and conditions will be comparable to the other terms and conditions of the eligible ISOs.  No change is planned to material terms such as the provisions for change of control.  All replacement options will be incentive stock options granted under our 2007 Stock Award Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible ISOs surrendered for exchange will be canceled and all shares of common stock that were subject to such surrendered options will become available for future awards under the 2007 Stock Award Plan.

Accounting Treatment.  Under SFAS 123(R), the exchange of options under the Option Exchange program is treated as a modification of the existing options for accounting purposes.  Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the Option Exchange program, over the vesting period of the replacement options.  The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible ISOs, valued as of the date the replacement options are granted, over the fair value of the surrendered eligible ISOs in exchange for the replacement options, measured immediately prior to the cancellation.  The Option Exchange is intended to be a value-for-value exchange and cost-neutral from an accounting perspective.  Thus, the exchange ratio will be calculated to result in the fair value of the surrendered eligible ISOs being equal to the fair value of the options replacing them, with the intent not to generate any additional significant incremental compensation expense for financial reporting purposes as a result of the Option Exchange.  If any of the replacement options are forfeited prior to their vesting date due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized.  Geokinetics would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences.  The Option Exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes.  We, and our participating employees, should recognize no income for U.S federal income tax purposes when the eligible ISOs are surrendered and the new options are granted.  The tax consequences of the Option Exchange are not certain, and the Internal Revenue Service is not prohibited from adopting a contradictory provision. The law and regulations applicable to the Option Exchange are subject to change.  Holders of eligible ISOs are encouraged to seek their own tax advice regarding the tax treatment of exchange program participation under all laws applicable thereto.  Tax treatment may vary in foreign jurisdictions.

Potential Modification to Terms to Comply with Governmental Requirements.  The terms of the Option Exchange will be described in a tender offer document that will be filed with the SEC.  Although we do not anticipate that the SEC will require us to materially modify the terms, the possibility exists that we may need to alter the terms of the Option Exchange to comply with potential SEC comments.  Changes to the terms of the Option Exchange may be required as there currently is no definitive guidance for tax treatment for U.S. participants, coupled with our intent to make the Option Exchange available to employees in foreign jurisdictions, if permitted by local law.  It is possible that we may need to make modifications to the terms offered to partners in countries outside the United States to comply with local requirements, or for tax and accounting purposes.  The Compensation Committee retains the discretion to make any such necessary or desirable changes to the terms of the Option Exchange program for purposes of SEC compliance or optimizing U.S. federal or foreign tax consequences.

Benefits of the Option Exchange to Eligible Employees.  Because the decision to participate in the Option Exchange is voluntary, we are unable to predict who will participate, how many options any employee will elect to exchange, or the number of replacement options that may be granted.  As previously noted, the non-executive members of our Board are not eligible to participate in the Option Exchange.  The Option Exchange will also not be available to any former employees of Geokinetics or any majority-owned subsidiaries.

Effect on Stockholders

We are unable to predict the precise impact of the Option Exchange on our stockholders because we cannot predict which or how many employees will elect to participate in the Option Exchange, and how many eligible ISOs those employees will elect to exchange.   The Option Exchange was designed to be expense-neutral to our stockholders.  Based on the example provided above, if all eligible ISOs are exchanged, options to purchase approximately 247,350 shares will be surrendered and cancelled, while replacement options covering approximately 190,460 shares will be granted.  The only expected incremental cost to the Company  (other than immaterial expenses that may result from fluctuations in our stock price after the exchange ratios have been established but before the exchange actually occurs) should be the costs of implementing the Option Exchange, which the Company believes will be immaterial.  The Option Exchange is not expected to impact the financial statements of the Company other than the impact on the fully diluted number of shares outstanding.

Summary of the 2007 Stock Award Plan

The following is a summary of the material terms of the 2007 Stock Award Plan  (the “2007 Plan”) and is qualified in its entirety by reference to the 2007 Plan. A copy of the 2007 Plan is attached as Exhibit A to this Proxy Statement.

Administration.  The 2007 Plan is to be administered by the Board or, at the discretion of the Board, a committee appointed by the Board (the “Committee”). Subject to the provisions of the 2007 Plan, the Board or the Committee will have sole authority, in its discretion, to determine which Plan Participant shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, Nonqualified Stock Option or Stock Appreciation Right, Restricted Stock Award or Phantom Stock Award shall be granted, the number of shares of Stock which may be issued under each Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right or Restricted Stock Award, and the value of each Phantom Stock Award. In making such determinations the Board or the Committee may take into account the nature of the services rendered by the respective Plan Participants, their present and potential contributions to Geokinetics’ success and such other factors as the Board or the Committee in its discretion shall deem relevant. Subject to the express provisions of the 2007 Plan, the Board or the Committee is authorized to construe the 2007 Plan, to prescribe such rules and regulations relating to the 2007 Plan as it may deem advisable to carry out the 2007 Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Board or the Committee to cause designated stock options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the 2007 Plan.

Eligible Participants.  Awards may be granted only to persons who, at the time of grant, are employees, members of the Board or persons affiliated with the Company or any of its Affiliates.  An Awards may be granted on more than one occasion to the same person.

Shares Available for Awards.  The aggregate number of shares of Stock that may be issued under the Plan shall be 750,000 shares of which up to 50% or 375,000 shares may be issued under the Plan as Restricted Stock Awards.  The Stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.  Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.  To the extent that an Award lapses or the rights of its Holder terminate or the Award is paid in cash, any shares of Stock subject to such Award shall again be available for the grant of an Award.  Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

Types of Awards and Terms and Conditions.  The 2007 Plan provides for granting incentive Stock Options, options that do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Awards or any combination of the foregoing.

Stock Options.  The price at which a share of Stock may be purchased upon exercise of an Option (i) shall be determined by the Committee, but such purchase price shall not be less than, the Fair Market Value of Stock subject to an Option on the date the Option is granted and (ii) such purchase price shall be subject to adjustment as determined by the Committee.  The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company.  The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

Stock Appreciations Rights (SARs).  The award price of each SAR shall be determined by the Committee, but such award price (i) shall not be less than the Fair Market value of a share of Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to imposed limitations) and (ii) shall be subject to the discretion of the Committee.

Restricted Stock.  The holder of restricted stock will own shares subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances.  The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Phantom Stock Awards.  The holder of Phantom Stock Awards has the right to receive an amount equal to the Fair Market value of Stock over a specified period of time, which vest over a period of time or upon the occurrence of an event (including without limitation a Change of Control) as established by the Committee, without payment of any amounts by the holder thereof (except to the extent otherwise required by law).  Each Phantom Stock Awards may have a maximum value established by the Committee at the time of such Award.

Change of Control.  In the event of a change of control of the Company (as defined in the 2007 plan), subject to certain limitations and restrictions as more fully described in the 2007 Plan:

•	outstanding awards shall immediately vest and become exercisable or satisfiable, as provided in the agreements evidencing such Awards;
•	all unexercised Options and all rights of the outstanding Awards may terminate;
•
awards may be canceled and the Company may pay to each Holder the excess, if any, of the Change of Control Value of the shares subject to such Awards over the exercise price(s) under such Awards for such shares;

•	adjustments may be made to the outstanding Awards as the Committee deems appropriate; or
•	stockholder may receive fair market value per share

Generally, accelerated vesting or lapse of restrictions on awards held by an employee will occur only if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards or other conditions in the 2007 Plan are satisfied.

Duration, Termination and Amendment.  The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.  The Board in its discretion may terminate the 2007 Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the 2007 Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the 2007 Plan Participant receiving such Award without the consent of such employee (unless such change is required in order to cause the benefits under the 2007 Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

Transferability of Awards.  Unless otherwise determined by the Committee in cases other than in connection with Incentive Stock Options, an Award shall not be transferable otherwise than by will or the law of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

Prohibition on Repricing Awards.  Stockholder action is required to adjust the grant or exercise price with respect to any Award.

U.S. Federal Income Tax Consequences.  The following briefly describe the U.S. federal income tax consequences of the 2007 plan generally applicable to the Company and to partners, officers and directors who are U.S. citizens or otherwise subject to U.S. federal income taxation.  The discussion is general in nature and does not address issues relating to the tax circumstances of any individual partner, officer or director.  The discussion is based on the Internal Revenue Service Code, applicable treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement.  The description is therefore subject to future changes in the law; possible with retroactive effect.  The description does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options.  The tax consequences to an optionee of the initial grant of a Nonqualified Stock Option depend upon whether or not a “readily ascertainable fair market value” for the stock option is determinable at the time the option is granted. It is contemplated that the Nonqualified Stock Options will not have a readily ascertainable fair market value. Accordingly, a grantee of a Nonqualified Stock Option will not recognize taxable income on the grant of the option. Upon a grantee’s exercise of a Nonqualified Stock Option, (i) the grantee will recognize ordinary income in an amount equal to the difference between the exercise price of the shares purchased pursuant to the Nonqualified Stock Option and their fair market value on the exercise date, and (ii) Geokinetics will be entitled to a tax deduction in an amount equal to such difference. An optionee’s tax basis in the stock acquired pursuant to the exercise of a Nonqualified Stock Option will be equal to the sum of the amount of cash paid and the amount of ordinary income recognized on such exercise. Upon the subsequent sale or other disposition of shares of Common Stock, any amount received in excess of the optionee’s tax basis in such shares will be treated as short-term or long-term capital gain, depending on the holding period.

Nonqualified Stock Options with Stock Appreciation Rights.  A grant of Stock Appreciation Rights is not a taxable event. The Stock Appreciation Rights may be paid in cash or shares of Common Stock or both. If cash is given upon exercise of the Stock Appreciation Rights, the grantee will recognize ordinary income in the amount of cash received. If Common Stock is given upon the exercise of the Stock Appreciation Rights, generally the fair market value of the Common Stock will be recognized as ordinary income by the grantee (subject to potential delay in taxation in the event the Common Stock is subject to certain restrictions). Geokinetics will be entitled to a tax deduction to the extent that the grantee recognizes ordinary income upon the exercise of the Stock Appreciation Rights.

Incentive Stock Options.  A grantee of Incentive Stock Options generally does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of the Incentive Stock Option, however, the difference between the fair market value of the Common Stock received and the option price may be subject to the alternative minimum tax. Upon disposition of shares of Common Stock acquired from the exercise of an Incentive Stock Option, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if a grantee disposes of the shares of Common Stock within two years of the date of grant or within one year of the date of exercise, the grantee will recognize ordinary income equal to the lesser of (i) the amount realized at the disposition, or (ii) the difference between the fair market value of the shares of the Common Stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the shares are held. Geokinetics is not entitled to a tax deduction on either exercise of an Incentive Stock Option or disposition of shares of Common Stock acquired pursuant to such exercise, except to the extent that a grantee recognizes ordinary income on the disposition of such shares.

Incentive Stock Options with Stock Appreciation Rights.  A grant of Stock Appreciation Rights is not a taxable event. The Stock Appreciation Rights may be paid in cash or shares of Stock or both. If cash is given upon exercise of the Stock Appreciation Rights, the grantee will recognize ordinary income in the amount of cash received. If Stock is given upon the exercise of the Stock Appreciation Rights, generally the fair market value of the Common Stock will be recognized as ordinary income by the Grantee (subject to potential delay in taxation in the event the Common Stock is subject to certain restrictions).  Geokinetics will be entitled to a tax deduction to the extent that the grantee recognizes ordinary income upon the exercise of a Stock Appreciation Rights.

Restricted Stock Awards.  The tax consequences to a recipient of Restricted Stock are governed by Section 83 of the Code. Typically, an award of Restricted Stock will be subject to a substantial risk of forfeiture and non-transferability restrictions so that there will be no tax consequences at the time of the award of Restricted Stock. However, at such time as the stock becomes transferable or is no longer subject to a substantial risk of forfeiture, then the recipient will recognize ordinary income based on the fair market value of such stock and Geokinetics will be entitled to a tax deduction in the same amount. Alternatively, a recipient can make an election under Section 83(b) of the Code within 30 days following receipt of Restricted Stock, the effect of which is to accelerate the taxable event so that the recipient will recognize ordinary income equal to the fair market value of the Restricted Stock as of the date of the award. Thereafter, a recipient will not recognize any further gain until the stock is sold. The recipient’s basis in the stock will be sum of the amount paid for the stock, if any, and any amount included in income as a result of the Section 83(b) election.

Phantom Stock Awards.  A grant of Phantom Stock is not a taxable event. At the time that the recipient is ultimately paid the amount of Phantom Stock (whether in cash or Common Stock of Geokinetics) the Recipient will recognize ordinary income based on the value of the amount received and Geokinetics will be entitled to a tax deduction in the same amount at that time.

Tax Consequences to the Company.  In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under the Internal Revenue Code.

Tax Withholding.  The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

Plan Benefits

All awards to employees, officers, consultants or directors under the 2007 Plan are made at the discretion of the Compensation Committee.  Therefore, the benefits and amounts that will be received or allocated under the 2007 Plan are not determinable at this time.  Please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Fiscal 2008 Grants of Plan-Based Awards” table in the Compensation Discussion and Analysis starting on page 27.  Grants made to our non-employee directors in the last fiscal year are described in “Compensation of Directors” in the Compensation Discussion and Analysis starting on page 27.   For further information regarding the potential benefits and amounts for participants in connection with the Option Exchange, see “Plan Benefits Relating to the Exchange Program” discussed above.

Votes Required; Board Recommendation

Approval of the Option Exchange will be determined by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.  The number of votes cast for the Option Exchange must exceed the number of votes cast against such Option Exchange.  Abstentions will be counted for purposes of determining the total number of votes cast with respect to this proposal and abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be considered present at the Annual Meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated. The Board recommends a vote FOR approval of the Option Exchange, and proxies not marked to the contrary will be so voted.

PROPOSAL 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

    The Board of Directors, at the request of the Audit Committee, is seeking stockholder ratification of the appointment of UHY LLP, 12 Greenway Plaza, 8th Floor, Houston, TX  77046-1291, as Geokinetics’ independent registered public accounting firm for fiscal year 2009.

    The firm of UHY LLP (“UHY”) served as independent registered public accountants, to examine Geokinetics’ consolidated financial statements for the fiscal years ending December 31, 2008, 2007 and 2006.  Through and as of March 31, 2009, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services.  UHY has few full time employees. Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Principal Accountant Fees and Services

    UHY completed a review of Geokinetics’ unaudited condensed quarterly financial statements for the quarters ended March 31, 2008,  June 30, 2008 and September 30, 2008 and audited the financial statements of the Company for the fiscal years ended December 31, 2008 and 2007. Aggregate fees for professional services rendered to Geokinetics by UHY LLP for the years ended December 31, 2008 and 2007, were as follows (in thousands):

	Year Ended
	December 31,
	2008	2007
Audit Fees	$875	$965
Audit-Related Fees	105	159
Tax Fees	61	86
Total	$1,041	$1,210

Audit Fees

    The Audit fees for the years ended December 31, 2008 and 2007, respectively, were for professional services rendered for the audits of Geokinetics’ consolidated financial statements, the review of documents filed with the SEC, consents, and the issuance of comfort letters.

    The Audit-related fees for the years ended December 31, 2008 and 2007, respectively, were for professional services rendered for the reviews of Geokinetics’ quarterly consolidated financial statements, due diligence, merger and acquisition assistance, employee benefit plan audits, and consultations concerning financial accounting and reporting standards.

    The Tax fees for the years ended December 31, 2008 and 2007, respectively, were for professional services rendered for tax compliance and tax reviews in conjunction with the Audit.

    The Audit Committee has considered whether the provision of the non-audit services by UHY LLP described above is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

    While stockholder ratification is not required by our Bylaws or otherwise, the Board of Directors will present a proposal to the stockholders to approve and ratify as part of good corporate governance principles, the engagement of UHY. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain UHY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.  Representatives of UHY LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

Votes Required; Board Recommendation

The approval of the appointment of UHY LLP will be determined by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.  The number of votes cast for the appointment must exceed the number of votes cast against such appointment.  Abstentions will be counted for purposes of determining the total number of votes cast with respect to this proposal and abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be considered present at the Annual Meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.  The Board recommends a vote FOR approval of the appointment of UHY LLP as Geokinetics’ independent registered public accountants for the fiscal year ending December 31, 2009, and proxies not marked to the contrary will be so voted.

Executive Officers

Set forth below are the names, ages, and positions of the Company’s executive officers.

Name	Age	Position With Company	Office Held Since
Richard F. Miles	60	President, Chief Executive Officer and Director	2007
Scott A. McCurdy	33	Vice President and Chief Financial Officer	2006
James C. White	49	Executive Vice President - Business Development & Technology	2007
Lee Parker	40	Executive Vice President - Operations	2007

There are no family relationships between any of the Company’s executive officers.

Scott A. McCurdy, age 33, has served as the Vice President and Chief Financial Officer (“CFO”) since September 8, 2006. Prior to joining the Company, Mr. McCurdy served as Vice President—Finance, Chief Financial Officer, Treasurer and Corporate Secretary of Grant Geophysical, Inc. (“Grant”) since October 2003. He served as Controller of Grant from July 2001 until he was promoted in October 2003. Prior to that, he served as a senior auditor with Arthur Andersen, LLP focusing on public companies in the oil field services industry, including the seismic industry. Mr. McCurdy is a Certified Public Accountant in the State of Texas. Mr. McCurdy is a member of the Texas Society of Certified Public Accountants and the American Institute of CPAs.

James C. White, age 49, has served Executive Vice President – Business Development & Technology since March 1, 2009, as Executive Vice President since March 5, 2007, and Executive Vice President – North American Operations effective September 1, 2007.  Prior to that he was the President—North American Seismic Operations since the acquisition of Trace Energy Services, Inc. (“Trace”) on December 1, 2005. Prior to joining the Company, Mr. White served as President and CEO of Trace since February 2004. Prior to that, Mr. White spent 25 years with WesternGeco, a leading seismic company, in a variety of operational roles. Most recently he served as Vice President of WesternGeco for North and South America, where he was responsible for all aspects of that company’s operations in North and South America.

Lee Parker, age 40, has served as Executive Vice President – Operations since March 1, 2009 and was appointed Executive Vice President – International Operations effective September 1, 2007.  Mr. Parker previously served as the Vice President – Acquisition Technology & Support for the Company since September 8, 2006.  Prior to joining the Company, Mr. Parker served as Vice President - Technology of Grant Geophysical, Inc. since March 2001. During the period September 1993 through March 2001, he served in various technical and managerial roles for Grant in Europe, Africa, South America and the United States.  Mr. Parker worked for Southtrim Autoclaves Ltd, a pharmaceutical equipment manufacturer, for five years prior to joining Grant.

Security Ownership of Certain Beneficial Owners and Management and Selling Stockholders

The following table sets forth, as of March 31, 2009, the number of shares of Geokinetics common stock beneficially owned by (i) each person known by Geokinetics (based on filings under Section 13(d) or 13(g) of the Exchange Act) to be the holder of more than five percent of Geokinetics voting securities, (ii) each director, (iii) each executive officer, and (iv) all of Geokinetics directors and officers as a group. None of the directors or named executive officers own any of Geokinetics Series B Preferred Stock. Unless otherwise indicated, each holder has sole voting and investment power with respect to the shares of common stock owned by such holder.

Directors and Executive Officers

Name and Address of Directors and Executive Officers	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Steven A. Webster	Common	971,098 shares(2)(3)	6.44%
1000 Louisiana, Suite 1500 Houston, TX 77002
William R. Ziegler	Common	500,318 shares(3)(4)	3.32%
230 Park Avenue New York, Suite 1130 New York, NY 10169
Christopher M. Harte	Common	116,972 shares(3)(5)	0.78%
327 Congress Ave., Suite 350 Austin, TX 78701
Gary M. Pittman	Common	2,845 shares(3)	0.02%
8110 Georgetown Pike McLean, VA 22102
Robert L. Cabes, Jr.	Common	5,460 shares(3)(6)	0.04%
1000 Louisiana, Suite 1500 Houston, TX 77002
Christopher D. Strong.	Common	5,460 shares(3)(7)	0.04%
4055 International Plaza, Suite 610 Ft. Worth, TX 76109
Richard F. Miles	Common	64,000 shares(8)	0.42%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
Scott A. McCurdy	Common	20,500 shares(9)	0.14%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
James C. White	Common	15,207 shares(10)	0.10%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
Lee Parker	Common	22,009 shares(11)	0.15%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
All Directors and Executive Officers as a Group	Common	1,723,869 shares	11.42%

Beneficial Owners

Name and Address of Beneficial Owners	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Levant America SA	Common	770,480 shares (12)	5.11%
c/o Colonial Navigation Company, Inc. 750 Lexington Ave - 26th Floor New York, NY 10022
Andreeff Equity Advisor, L.L.C.	Common	1,917,113 shares(13)	12.71%
450 Laurel Street, Suite 2105 Baton Rouge, LA 70801
Avista Capital Partners GP, LLC	Common	6,921,844 shares(7)(14)(15)	45.87%
65 E. 55th Street, 18th Floor New York, NY 10022

(1)
These percentages are calculated on the basis of a total of 15,089,196 shares of common stock, which consists of 10,580,501 shares of common stock that were issued and outstanding, warrants to purchase 514,105 shares of common stock and preferred stock convertible into 3,994,590 shares of common stock as of March 31, 2009. Certain shares may be deemed beneficially owned by more than one person or entity listed in the table.

(2)
Includes (i) 706,526 shares owned of record by Mr. Webster, (ii) 28,000 shares of common stock, purchasable within 60 days upon the exercise of warrants owned of record by Mr. Webster, (iii) 141,429 shares of common stock owned of record by Kestrel Capital, L.P., since Mr. Webster is President of Peregrine Management, LLC, the sole General Partner of Kestrel Capital, L.P., (iv) 4,000 shares of common stock, purchasable within 60 days upon the exercise of the warrants owned by Kestrel Capital, L.P., and (v) 88,298 shares of common stock owned of record by Cerrito Partners, since Mr. Webster is the Managing Partner of Cerrito Partners.

(3)
Includes an award of 2,200 shares of unvested restricted common stock and vested stock options to purchase 645 shares of common stock for all non-executive directors.  Does not include unvested stock options to purchase 3,657 shares of common stock included as part of a December 2007 award.

(4)	Includes (i) 485,473 shares owned of record by Mr. Ziegler, and (ii) 12,000 shares of common stock, purchasable within 60 days upon the exercise of warrants owned of record by Mr. Ziegler.

(5)
Includes (i) 2,615 shares owned of record by Mr. Harte, (ii) 75,298 shares of common stock owned of record by Spicewood Investment Partners 2004 L.P., of which Mr. Harte is the general partner, (iii) 4,000 shares of common stock, purchasable within 60 days upon the exercise of warrants owned of record by Spicewood Investment Partners 2004 L.P., (iv) 4,745 shares of common stock owned of record by Spicewood Family Partners of which Mr. Harte is the general partner, and (v) 27,469 shares owned of record by  the Christopher M. Harte 1992 Family Trust.

(6)
Mr. Cabes is obligated under his employment arrangement with Avista Capital Partners, L.P. to  disclaim all rights of ownership to any Geokinetics capital stock he is awarded by the Company and must transfer any shares he receives in his capacity as a director of the Company to Avista.  Includes 2,615 shares of common stock owned of record by Mr. Cabes.

(7)	Includes 2,615 shares of common stock owned of record by Mr. Strong.

(8)
Includes (i) 41,333 shares of common stock owned of record by Mr. Miles, (ii) 16,667 shares of unvested restricted stock and (iii) 6,000 shares of vested stock options.  Does not include unvested stock options to purchase 34,000 shares of common stock included as part of a December 2007 award.

(9)
Includes (i) 11,666 shares of common stock owned of record by Mr. McCurdy, (ii) 5,834 shares of unvested restricted stock, and (iii) 3,000 shares of vested stock options.  Does not include unvested stock options to purchase 17,000 shares of common stock included as part of a December 2007 award.

(10)
Includes (i) 8,873 shares owned of record by Mr. White, (ii) 3,334 shares of unvested restricted stock, and (iii) vested stock options to purchase 3,000 shares of common stock held by the named executive.  Does not include unvested stock options to purchase 17,000 shares of common stock included     as part of a December 2007 award.

(11)
Includes (i) 15,675 shares of common stock owned of record by Mr. Parker, (ii) 3,334 shares of unvested restricted stock and (iii) 3,000 shares of vested stock options.  Does not include unvested stock options to purchase 17,000 shares of common stock included as part of a December 2007 award.

(12)	Includes (i) 522,028 shares owned of record by Levant and (ii) 248,420 shares of common stock issuable upon conversion of 24,842 shares of Series B Preferred Stock held by Levant.

(13)
Includes (i)  851,043 shares which include shares owned of record by Maple Leaf Partners, L.P., and  81,178 shares of common stock purchasable within 60 days upon the exercise of warrants owned of record by Maple Leaf Partners, L.P., (ii) 875,755 shares which include shares owned of record by Maple Leaf Offshore, Ltd. and 53,663 shares of common stock, purchasable within 60 days upon the exercise of warrants owned by Maple Leaf Offshore, Ltd., (iii) 50,316 shares which include shares owned of record by Maple Leaf Partners I L.P. and 5,158 shares of common stock, purchasable within 60 days upon the exercise of warrants owned by Maple Leaf Partners I, L.P.

(14)
Includes (i) 1,672,684 shares owned of record by Avista Capital Partners LP and (ii) 1,257,530 shares owned of record by Avista Capital Partners (Offshore), L.P., a company whose general partner is Avista Capital Partners GP, LLC. Avista Capital Partners GP, LLC is also the general partner of Avista.

(15)
Includes 2,964,470 shares of common stock issuable upon conversion of 296,447 shares of Series B Preferred Stock held by Avista and 781,700 shares of common stock issuable upon conversion of 78,170 shares of the Company’s Series B Preferred Stock held by Avista Capital Partners (Offshore), L.P.   Also includes 189,920 shares of common stock, purchasable within 60 days upon the exercise of warrants owned by Avista and 50,080 shares of common stock, purchasable within 60 days upon the exercise of warrants owned by Avista Capital Partners (Offshore), L.P.

 Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires Geokinetics’ directors, executive officers and persons who own more than ten percent of a registered class of Geokinetics’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish Geokinetics with copies of all Section 16(a) reports they file.

Based solely upon information furnished to Geokinetics and contained in reports filed with the SEC, as well as any written representations that no other reports were required, Geokinetics believes that all SEC reporting obligations of its directors, executive officers and beneficial owners of greater than ten percent were satisfied in compliance with Section 16 of the Exchange Act, during the fiscal year ended December 31. 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for determining and approving, on an annual basis, the total compensation level of the CEO and other senior officers, based on its evaluation of company performance and the executive’s individual performance relative to pre-established performance goals.  The Senior Executive Incentive Program for the 2009 Plan year has been changed.  The primary changes include a minimum level of performance that must be achieved before bonuses are earned, a cap has been placed on the amount of bonus that can be earned in any year, bonus payouts accelerate after certain targets are reached to encourage continuing and over achievement, and a portion of the bonus is now tied to obtaining personal goals determined by the executive and his or her manager, or in the case of the CEO, the Compensation Committee.

 At the beginning of the 2009 calendar year, the Committee approved the corporate and business unit financial and non-financial performance goals.  The Committee also established the annual base salaries and minimum target and maximum annual cash incentive bonus levels for each of the executive officers.  After the financial and non-financial results are available for the year, the Committee will determine the appropriate funding of the annual cash incentive pool for payment of annual incentive bonuses and the funding of the equity pool for grants of long-term incentive awards.  The Committee will then take into account the executives’ individual performance to determine the amount of each executive’s annual cash incentive bonus and the value of his or her long-term incentive awards.  The Committee will also consider recommendations from the CEO regarding the compensation levels for those executives reporting directly to him.  During the year, the Committee will meet periodically to review, among other things, the compensation programs and recommended changes, the Company’s peer group, proxy and survey benchmarking data, internal pay disparity trends, total compensation profiles for the Company’s CEO and other executive officers, CEO and senior management accountabilities and general compensation trends.

This Compensation Discussion and Analysis provides an explanation of Geokinetics’ compensation philosophy, policies and practices with respect to the Company’s chief executive officer, chief financial officer, and the other two most highly compensated executive officers, who are collectively referred to as the named executive officers (“NEOs”). These named executives include the following individuals:

•	Richard F. Miles, President and Chief Executive Officer (“CEO”)

•	Scott A. McCurdy, Vice President and Chief Financial Officer (“CFO”)

•	James C. White, Executive Vice President –Business Development & Technology

•	Lee Parker, Executive Vice President – Operations

Objectives of Geokinetics’ Executive Compensation Program

Geokinetics’ executive compensation philosophy is based on pay-for-performance. Geokinetics’ performance-based incentive compensation programs provide a cash payment to executives when certain company, business segment and/or individual goals and objectives are achieved.

Geokinetics’ executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives in the highly competitive seismic industry;

•
Provide a total compensation package which encourages pay-for-performance by aligning the interests of Company executive officers and stockholders to increase stockholder value and rewarding executive officers when stockholder value increases;

•	Motivate and reward executives whose knowledge, skills and performance are critical to Geokinetics’ success;

•	Ensure fairness among the executive management team by recognizing the contributions each executive makes to Geokinetics’ success;

•	Foster a shared commitment among executives by coordinating company, team and individual goals and objectives; and

•	Compensate Geokinetics’ executives to manage the business to meet Geokinetics’ long-range objectives.

Executive Officer Compensation

Principal Components of Compensation of Named Executive Officers

Historically, the compensation package offered to Geokinetics’ executive officers consisted of:

•	Base salary;

•	Cash incentive compensation under the terms of the Senior Executive Incentive Program established for senior executive officers; and

•	Equity compensation in the form of stock options or grants of restricted stock.

Geokinetics’ current compensation package is designed to provide a balance between achieving Company business objectives and providing competitive compensation to executives. The cash components—base salary and cash incentive compensation—provide a strong link between Geokinetics’ operational management and financial performance and the compensation that is earned by executives. The equity compensation component is designed to closely align Geokinetics executive’s pay with the interests of Company stockholders.

The Board of Directors, by and through the Compensation Committee, makes the compensation decisions for the CEO.  Richard F. Miles, Geokinetics’ President and CEO, participates in deliberations with the Compensation Committee with respect to compensation decisions affecting other members of the senior executive management team.

Allocation of Compensation Among the Principal Components

The Compensation Committee has established formal policies and guidelines with respect to the mix of base salary, bonus, cash incentive compensation and equity awards to be paid or awarded to the senior executive officers. Geokinetics’ historical practice has been that a greater percentage of the compensation of the most senior members of the management team should be performance-based, which aligns the interests of the executive officers with those of the stockholders. The base salaries of Geokinetics’ executives are determined by evaluating individual performance and contributions as well as comparison to internal peers and external market data for similar roles. An executive’s actual base salary recognizes individual skills, experience, sustained job performance and the individual’s contributions to the organization. Cash incentives link company and individual performance based upon the achievement of various financial goals and objectives. Historically, equity grants have generally been an event-driven, negotiated process based upon an executive’s involvement and contribution to a major corporate event, such as an acquisition. Currently, Geokinetics does not have a formal program to grant equity awards annually to all executives. Additionally, Geokinetics does not currently have in place any type of equity ownership requirements or guidelines specifying amounts or forms of ownership of company equity by members of the executive management team.

The Compensation Committee has adopted formal and structured compensation policies and programs designed to attract, retain and motivate individuals with the skills and experience necessary for Geokinetics to achieve its business objectives. These policies will also serve to link pay with measurable performance, which in turn, should help to align the interests of the executive management team with those of Geokinetics stockholders.

Base Salary

The Company utilizes salary survey data for benchmark positions for which pay data was readily available from service companies to the oil and gas industry located in Texas and the southwestern United States with annual revenue between $100 million and $1 billion.  For each named executive officer, the Company reviewed the relevant benchmark position and the salary data from three major sources: (1) a national energy industry survey which includes exploration and production companies, oil field service companies, and seismic companies; (2) a confidential seismic industry compensation survey conducted through an industry liaison group in which the Company was a participant; and (3) publicly available reports from the Economic Research Institute to supplement the Company’s compensation data.  This data was reviewed by job title and benchmark salary ranges were established for each position.  Each executive’s years of service, years of relevant experience, and time in position were evaluated in comparison to the external benchmark ranges to establish the appropriate salary level in comparison to the external data.

Chief Executive Officer

Richard F. Miles has been Geokinetics’ CEO since August 2007.  When Mr. Miles was appointed CEO, the Company did not enter into a new agreement with him but maintained his existing agreement.  The Company entered into a two-year employment agreement with Mr. Miles on October 22, 2008, to formalize the employment relationship in his role as CEO.  Mr. Miles’employment agreement  provides for an annual base salary of $375,000, which is to be reviewed annually.

Chief Financial Officer

Scott A. McCurdy has been Geokinetics’ CFO since the Grant acquisition in September 2006. Mr. McCurdy’s three-year employment agreement, effective on September 8, 2006, provided for an annual base salary of $200,000, which was reviewed and increased to $225,280 in April 2008 as part of the annual performance evaluation process.

   Other Officers

James C. White has served as Geokinetics’ Executive Vice President since March 5, 2007. Mr. White’s three-year employment agreement executed in December 2005 provided for an annual base salary of $220,000, which was reviewed annually. On September 20, 2006, Mr. White’s base salary was increased to $260,000 as part of the Grant acquisition. Mr. White’s salary was increased to $300,000 in April 2008 as part of the annual performance evaluation process. On March 1, 2009, Mr. White was appointed to the position of Executive Vice President – Business Development & Technology and no salary adjustment was made at that time.

Mr. Lee Parker has served as Executive Vice President since September 2007.  Mr. Parker's three-year employment agreement, effective on September 8, 2006, provided an initial annual salary of $160,000 and in August 2007, Mr. Parker’s base salary was increased to $210,000 annually, in conjunction with his promotion to Executive Vice President – International Operations.  Mr. Parker’s salary was increased to $227,688 in April 2008 as part of the annual performance evaluation process.  On March 1, 2009, Mr. Parker was appointed to the position of Executive Vice President – Operations and no salary adjustment was made at that time.

Bonus Compensation

In 2008, the Company revised its discretionary bonus pool and introduced a performance-based variable compensation program for all key staff, management and executives.  Under this program, a bonus pool is created annually based on a target percentage of each employee’s salary in accordance with the provisions described in the Company’s total compensation program.  The bonus targets are distributed in accordance with each employee’s organizational grade.  The achievement of targets is based on corporate performance, business unit performance and personal performance.  Bonus eligible employees are measured on at least two, but no more than three, of these components.

In January of each year, Executive Management presents key performance indicators (“KPIs”) for the Company and for each strategic business unit to the Compensation Committee for approval and recommendation to the Board of Directors.  These KPIs may include, but are not limited to, annual revenue targets, annual Earnings before Income Taxes, Depreciation and Amortization (“EBITDA”) targets, earnings per share (“EPS”) targets, return on investment (“ROI”) for capital expenditures, annual safety metrics, or other annual business goals as defined by the Board of Directors.  The Company must reach at least 75% of its objective KPIs before any bonus may be paid out under the plan.  However, the Company retains limited discretion to pay bonuses to certain key executives to adjust for unusual business circumstances such as a significant change in business climate after the KPIs were established or to retain critically skilled individuals.  This exception notwithstanding, these bonuses payments must be approved by the Board of Directors and must fall within the individual’s bonus target range.

Additionally each January, each named executive officer sets personal goals and objectives with his supervisor.  The CEO sets his personal goals with the Compensation Committee.  These personal goals will vary for each individual but may include specific objectives around business development, human capital management, safety, key project management, training, or organizational change implementation.

Geokinetics has not historically paid guaranteed bonuses to its executive officers except in unusual circumstances.  The Company has from time to time paid signing or retention bonuses in connection with the initial hiring or appointment of an executive officer, or a change in an individual’s position and responsibilities.  The bonus compensation payments for fiscal 2008 shown below were paid out in accordance with the 2008 plan.

Equity Compensation

The historical practice of Geokinetics’ Board has been to grant equity-based awards to attract, retain, motivate and reward employees, particularly executive officers, and to encourage their ownership of an equity interest in Geokinetics. To date, such grants have consisted of incentive stock options, non-qualified stock options and restricted stock. Generally, the Board has granted awards of stock options or restricted stock to executive officers upon their appointment as executive officers, with the Company’s obligation to grant the awards typically memorialized in an offer letter, employment agreement or an addendum to an employment agreement, entered into with the applicable executive officer. On October 22, 2008, in conjunction with the execution of his new employment agreement, Mr. Miles received a grant of 10,000 shares of restricted stock which will vest equally over three years following the completion of certain performance-based criteria.  Specifically, the average daily trading price of the Company stock, must be over $18.00 per share for a period of 90 trading days.  This award was designed to provide further incentive to Mr. Miles to improve stockholder value, while providing additional longer-term retention. Geokinetics has not historically had a plan that requires the Company to grant equity-based awards to executive management on specified dates.

Historically, Geokinetics has not made grants of equity-based awards that were timed to precede or follow the release or withholding of material non-public information but were made in conjunction with key acquisitions and corporate actions designed to retain key personnel. It is possible that Geokinetics may establish programs or policies regarding the timing of equity-based awards in the future. The authority to make equity-based awards to executive officers rests with the Compensation Committee, which may consider the recommendations of the CEO, an independent compensation consultant and other executive officers.

Severance and Change of Control Payments

Geokinetics’ Board believes that it should provide reasonable severance benefits to Company employees, recognizing that it may be difficult for them to find comparable employment within a short period of time. The Board also believes it prudent that the Company should disentangle itself as soon as practicable from employees whose employment terminates. The Company’s historical practice for employees has been to make the termination of an employee effective at the expiration of a required advance notice period. In some situations, the termination of an employee is effective immediately upon the communication of the termination. In such cases, Geokinetics has continued to pay, on a post-termination basis, base salary compensation to the terminated employee under his or her employment agreement, if any, for the specified advance notice period.

Geokinetics employment agreements with the named executives provide for substantial payments in the event of termination of their respective employment agreements or if Geokinetics undergoes a change of control. The compensation due to the specific executive officer in the event of the termination varies depending on the nature of the termination and the type and timing of the termination. Additionally, the compensation due to the specific executive officer in the event of a change in control varies depending on the nature of the change in control and the resulting material impact to such executive’s title, duties or a negative impact on overall compensation. For additional information regarding the termination and change in control provisions of an individual executive’s employment agreement, refer to “Potential Payments Upon Termination or Change in Control” discussed later.  For 2008 and 2009, the Company is moving towards removing Change of Control provisions from most executive employment agreements and/or requiring a double trigger for severance payments.

Other Benefits

Geokinetics believes establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of the employee benefit plans, including Company-paid medical, dental, vision, group life and accidental death and dismemberment insurance and the 401(k) plan, on the same basis as other employees.  Additionally, Geokinetics currently provides a matching contribution up to 4.5% on a 6% employee contribution under its 401(k) and international retirement plans. Geokinetics does not offer pension or retirement benefits. International officers and employees may have slightly different employee benefit plans than those offered domestically, typically based on certain legal requirements in that specific country.

Perquisites

    Geokinetics does not have a formal process for its Board or Compensation Committee to regularly review the perquisites received by members of senior management. Generally, perquisites are minimized and limited to items that support business development or allow for efficient time and resource management to enhance the productivity of the executive management team. The perquisites received by each senior executive are determined by his individual employment agreement. The specific perquisites which certain members of the executive management team are currently receiving or have received in the past include:

•	Reimbursement for all reasonable travel, entertainment and other expenses incurred in connection with the performance of his duties and obligations under his employment agreement;

•	A monthly automobile allowance (effective January 1, 2008, Geokinetics eliminated the monthly automobile allowance and added this amount to each executive’s base salary); and

•	Paid membership in a lunch or country club of the executive’s choice (these memberships were discontinued effective December 31, 2008).

Board Process

For the 2008 Plan year, Mr. Miles participated in deliberations with the Board and Compensation Committee concerning executive officer compensation.  The Compensation Committee approves all compensation and awards to the CEO, CFO, the CEO’s direct reports, and certain Vice Presidents of the various business segments. With respect to equity compensation awarded to other employees, the Compensation Committee grants awards generally based on the recommendation of the CEO or other executive officers.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s 2009 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s proxy statement.

Compensation Committee,
Gary M. Pittman (Chairman)
William R. Ziegler
Christopher M. Harte

Summary Compensation Table

The following table sets forth information regarding compensation earned in or with respect to the last three fiscal years by:

•	each person who served as the chief executive officer in 2008;

•	each person who served as the chief financial officer in 2008; and

•	the two most highly compensated executive officers, other than the chief executive officer and chief financial officer, who were serving as an executive officer at the end of 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(1)(3)		All Other Compensation ($)(5)	Total ($)
Richard F. Miles,	2008	$366,618	$256,000	$114,634		$69,720	$104,140	$911,112
President and CEO	2007	$336,672	$180,978	$110,000		$8,715	$4,800	$641,165
	2006	$104,653	$19,023	$37,000	$		$27,354	$188,030

Scott A. McCurdy,	2008	$220,160	$150,000	$96,250		$34,860	$34,346	$535,616
Vice President and CFO	2007	$200,000	$115,489	$96,250		$4,358	$4,800	$420,897
	2006	$62,170	$9,512	$32,083	$		$18,428	$122,193

James C. White,	2008	$291,000	$250,000	$55,000		$34,860	$20,015	$650,875
Executive Vice President	2007	$260,000	$200,000	$55,000		$4,358	$15,600	$534,958
	2006	$231,668	$75,001	$18,333	$		$14,801	$339,803

Lee Parker,	2008	$224,466	$130,000	$55,000		$34,860	$23,524	$467,850
Executive Vice President	2007	$190,000	$130,000	$55,000		$4,358	$4,800	$384,158

(1) These amounts reflect the dollar amount recognized for financial reporting purposes for the fiscal year in accordance with FAS 123(R).

(2) On October 21, 2008, the Board awarded 10,000 shares of restricted stock to Mr. Miles. The restricted stock award will vest equally over a three year period following the completion of certain performance-based criteria.  Geokinetics stock closed at $6.72 on October 21, 2008. The value of the stock award is determined by multiplying the number of shares awarded at the $6.72 closing price and the amount reflected is the dollar amount recognized for financial reporting purposes for the fiscal year in accordance with FAS 123(R).  Mr. Miles paid $0.01 per share of stock received for a total of $100.

(3) On December 10, 2007, the Board awarded grants of incentive stock options to executives and key employees to vest ratably in the following increments – 15%, 15%, 30% and 40% over a four year period starting on November 15, 2008 and ending on November 15, 2011.  The fair value of each incentive stock option is $11.62 at grant date and the value of the stock award is determined by multiplying the number of shares awarded at the $16.50 closing price and the amount reflected is the dollar amount recognized for financial reporting purposes for the fiscal year in accordance with FAS 123(R).

(4) On September 8, 2006 in conjunction with the acquisition of Grant, the Board awarded grants of restricted stock to executives and key employees. The restricted stock awards vest equally over a three year period with one-third vesting on September 8, 2007 and another one-third on September 8, 2008.  Geokinetics stock closed at $16.50 on September 8, 2006. The value of the stock award is determined by multiplying the number of shares awarded at the $16.50 closing price and the amount reflected is the dollar amount recognized for financial reporting purposes for the fiscal year in accordance with FAS 123(R).  Each executive and employee who received restricted stock awards paid $0.01 per share of stock received. Mr. McCurdy paid $175, Mr. Miles paid $200, Mr. White paid $100, and Mr. Parker paid $100.

 (5) Additional benefits received by the executive may include 401(k) company match, paid life insurance and country club membership.  No amounts of executive compensation are deferred under the 401(k) plan.  In 2008, Messrs. Miles, McCurdy and Parker received $78,816, $25,820 and $15,763, respectively, as final payments related to the Grant acquisition upon the release of funds from escrow. Under the 401(k) match, Messrs. Miles, McCurdy, White and Parker received $17,144, $8,286, $12,615, and $7,461, respectively.  In 2008, Messrs. Miles and White received reimbursement in the amount of approximately $6,200 and $6,900, respectively, for country club memberships. Premiums  are paid by the Company for life insurance that exceeds $50,000, are taxable by the IRS and appear on an employees' earning statement.  In 2008, the amount of taxable premiums for Messrs. Miles, McCurdy, White and Parker were $1,980, $240, $500, and $300, respectively. In 2007, Mr. White received reimbursement of $3,600 for life insurance and $7,200 for country club membership.  For 2006, Mr. White received reimbursement in the amount of $5,200 for car allowance, $3,600 for life insurance and $6,000 for country club membership.  For 2006, both Messrs. McCurdy and Miles received reimbursement in the amount of $1,600 for car allowance and additional compensation reflects accrued but unused vacation for Mr. McCurdy in the amount of $16,827 and $25,753 for Mr. Miles, that was paid upon joining the Company in order to compensate them for migrating off the Grant vacation plan and onto the Geokinetics vacation plan.

Executive Employment Arrangements

Geokinetics is a party to the following employment agreements with the named executive officers as of December 31, 2008. Various provisions of these employment agreements have been discussed in previous sections. The cash component, which consists of the base salary and the incentive bonus, represent the largest proportion of the overall compensation package for each executive.

Geokinetics is a party to a two-year employment agreement dated October 22, 2008, with Richard F. Miles, pursuant to which Mr. Miles agreed to serve as the President and Chief Executive Officer. The compensation payable to Mr. Miles under the employment agreement consists of: (i) an annual base salary of $375,000 per year (reviewed annually), (ii) participation in the Company’s bonus program with a limit of 150% of base salary.  Mr. Miles is also entitled to a lump sum payment equal to two times his current base salary if Geokinetics terminates Mr. Miles’ employment for any reason other than for cause, and two times his highest historical base salary and most recent annual bonus in the event that the Company terminates his employment or he is asked to take a lesser position as a result of a change in control. The employment agreement also provides that Mr. Miles will not compete in the seismic services industry globally during his employment and for two years after a voluntary termination of employment by Mr. Miles.

Geokinetics is a party to a three-year employment agreement, dated August 16, 2006 and effective September 8, 2006, with Scott A. McCurdy, pursuant to which Mr. McCurdy agreed to serve as the Vice President and Chief Financial Officer of the Company. The compensation payable to Mr. McCurdy under the employment agreement consists of: (i) an annual base salary of $200,000 per year (reviewed annually), (ii) participation in the Senior Executive Incentive Program up to an annual bonus limit of two times base salary and (iii) an award of 17,500 restricted shares of Geokinetics Common Stock, which restrictions will be lifted in three equal annual installments beginning September 8, 2007. Mr. McCurdy is also entitled to a lump sum payment equal to one times his current base salary plus his most recent annual non-zero cash bonus if Geokinetics terminates his employment for any reason other than for cause. The employment agreement also provides that Mr. McCurdy will not compete in the seismic services industry during his employment and for one year after a voluntary termination of employment by Mr. McCurdy.

Geokinetics was a party to a three year employment agreement dated December 1, 2005, with James C. White, pursuant to which Mr. White agreed to serve as President of Quantum Geophysical, Inc.  This agreement lapsed on December 1, 2008 and no new agreement is currently in place.

Geokinetics is a party to a three year employment agreement dated August 10, 2006 and effective September 8, 2006, with Lee Parker, pursuant to which Mr. Parker agreed to serve as Vice President— Technology.  The compensation payable to Mr. Parker consists of: (i) an annual base salary of $160,000 per year (reviewed annually) and (ii) participation in an executive incentive program up to an annual bonus limit of two times base salary. Mr. Parker is also entitled to compensation equal to one times his current base salary plus his most recent bonus if Geokinetics severs his employment for any reason other than for cause. The employment agreement also provides that Mr. Parker will not compete in the seismic services industry during his employment and for 12 months after a voluntary termination of employment by Mr. Parker.

Equity-Related Compensation

2008 Grants of Plan-Based Awards

Set forth in the table below is information regarding:

•	Cash amounts that could have been received in 2008 by the named executive officers under the terms of the senior management incentive compensation plans or individual employment agreements; and

•	Stock option or restricted stock awards granted by the Compensation Committee to the named executive officers in 2008, reflected on an individual grant basis.

All awards were granted under the 2002 Plan and the 2007 Plan. These grants represent all of the awards to the named executive officers under any plan during or with respect to 2006, 2007 and 2008.

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price/Fair Value on Grant Date
Richard F. Miles,	10/21/2008	10,000	-	$-	$ 6.72
President and CEO	12/10/2007	-	40,000	$28.00	$ 11.62
	9/8/2006	20,000	-	$-	$ 16.50

Scott A. McCurdy,	12/10/2007	-	20,000	$28.00	$ 11.62
Vice President and CFO	9/8/2006	17,500	-	$-	$ 16.50

James C. White,	12/10/2007	-	20,000	$28.00	$ 11.62
Executive Vice President	9/8/2006	10,000	-	$-	$ 16.50

Lee Parker,	12/10/2007	-	20,000	$28.00	$ 11.62
Executive Vice President	9/8/2006	10,000	-	$-	$ 16.50

Outstanding Equity Awards as of December 31, 2008

The following table provides information as of December 31, 2008, regarding vested and unvested stock options and restricted stock awards held by each of the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (1)
Richard F. Miles,	10/21/2008					10,000	$ 24,700
President and CEO	12/10/2007	6,000	34,000	$28.00	12/10/2013	-	-
	9/8/2006	-	-	$-		6,667	$ 16,467

Scott A. McCurdy,	12/10/2007	3,000	17,000	$28.00	12/10/2013	-	-
Vice President and CFO	9/8/2006	-	-	$-		5,834	$ 14,410

James C. White,	12/10/2007	3,000	17,000	$28.00	12/10/2013	-	-
Executive Vice President	9/8/2006	-	-	$-		3,334	$ 8,235

Lee Parker,	12/10/2007	3,000	17,000	$28.00	12/10/2013	-	-
Executive Vice President	9/8/2006	-	-	$-		3,334	$ 8,235

(1)	The market value is determined by multiplying the number of shares that have not vested by the closing stock price of $2.47 on December 31, 2008.

Option Exercised and Stock Vested as of December 31, 2008

  The following table provides information as of December 31, 2008, regarding options exercised and vested stock awards held by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Richard F. Miles, President and CEO	-	$-	6,667	$128,940
Scott A. McCurdy, Vice President and CFO	-	$-	5,833	$112,810
James C. White, Executive Vice President	-	$-	3,333	$64,460
Lee Parker, Executive Vice President	-	$-	3,333	$64,460

(1) One-third of the restricted stock awards vested on September 8, 2008. The closing stock price on September 8, 2008 was $19.34.

Pension Benefits

None of the named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of the named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

As previously discussed, although the Company does not have any formal deferred compensation arrangements, to address the application of Section 409A of the Internal Revenue Code of 1986 and to ensure compliance therewith, the Company reviewed its compensation plans to identify any potential deferred compensation issues.

Potential Payments Upon Termination or Change in Control

Geokinetics has entered into employment agreements with the named executive officers that require the Company to make payments upon the severance of employment or a change in control of the Company. The specific payment amount and the benefit levels received by each executive are determined under the provisions of that executive’s particular employment agreement. These arrangements are discussed above.

Chief Executive Officer—Richard F. Miles

Under his employment agreement effective October 22, 2008, if his employment is severed for any reason other than for cause, Mr. Miles is entitled to receive as compensation a sum equal to two times his annual base salary.  In the event his employment was severed on December 31, 2008, Mr. Miles would have received $750,000, payable over 24 months.  Additionally, Geokinetics would have continued to pay for his medical insurance coverage at the existing level for two years following his termination date, which had an estimated value of $6,000.

Geokinetics’ employment agreement with Mr. Miles prohibits him from competing in the seismic services industry during the term of his employment and for a period of two years after the termination of his employment either at the company’s election or if he voluntarily leaves. The non-compete is global. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics’ proprietary or confidential information.

Chief Financial Officer—Scott A. McCurdy

Under his employment agreement, effective September 8, 2006, if his employment is terminated for any reason other than for cause, Mr. McCurdy is entitled to receive as compensation a sum equal to his annual base salary plus his most recent non-zero annual cash bonus, payable in a single lump sum on his termination date. In the event his employment was severed on December 31, 2008, Mr. McCurdy would have received $375,280, payable on his termination date. Additionally, Geokinetics would have continuted to pay for his medical insurance coverage at the existing level for one year following his termination date, which had an estimated value of $6,000.

In the event of a change in control, as defined in the 2002 Stock Awards Plan, that results in a diminution of Mr. McCurdy’s duties, responsibilities or position in the management of the Company and/or results in a material negative impact on his remuneration, he has the right to terminate his employment agreement with Geokinetics by providing written notice within 90 days following the occurrence of the material negative event by giving the Company 60 days’ notice. He will be entitled to receive as compensation a sum equal to his annual base salary payable in a single lump sum on his termination date. In the event a change of control resulting in a material negative change in his job scope or remuneration package occurred on December 31, 2008, Mr. McCurdy would have received $225,280, payable on his termination date.

Geokinetics’ employment agreement with Mr. McCurdy prohibits him from competing in the seismic services industry during the term of his employment and for a period of one year after the termination of his employment for any reason. The non-compete is restricted to areas where Geokinetics is operating at the time of his termination. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics’ proprietary or confidential information.

Executive Vice President, Business Development & Technology —James C. White

Mr. White’s employment agreement lapsed on December 1, 2008 and no new agreement is currently in place.  Thus, as of December 31, 2008, Mr. White would not have been entitled to receive any additional compensation or benefits if his employment was severed for any reason other than cause or in the event of a change of control in the Company.

Executive Vice President, Operations— Lee Parker

Under his employment agreement effective September 8, 2006, if his employment is severed for any reason other than for cause, Mr. Parker is entitled to receive as compensation a sum equal to his annual base salary plus his most recent bonus.  In the event his employment was severed on December 31, 2008, Mr. Parker would have received $357,688, payable on his termination date.  Additionally, Geokinetics would have continued to pay for his medical insurance coverage at the existing level for one year following his termination date, which had an estimated value of $3,000.

Geokinetics’ employment agreement with Mr. Parker prohibits him from competing in the seismic services industry during the term of his employment and for a period of 12 months after the termination of his employment if he voluntarily leaves the Company. The non-compete is restricted to areas where Geokinetics is operating at the time of his termination. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics’ proprietary or confidential information.

Director Compensation

 For 2008, each incumbent non-employee director received an annual retainer of $25,000 and each director is also entitled to receive $1,000 per Board meeting attended in person or by telephone.  An additional stipend of $15,000 was received by the Chairman; $15,000 for the Audit Committee Chairman and $15,000 for the Compensation Committee Chairman and each Committee member is entitled to receive $500 per Committee meeting attended in person or by telephone.

The Board grants future equity awards to directors on an annual basis in an amount recommended by the Compensation Committee and approved by the full Board.   In December 2007, the Compensation Committee recommended an award of $50,000 in options to the directors for 2008 and no additional equity was awarded to directors for 2008.  The stock options were granted “out-of-the-money” with an exercise price of $28.00 which exceeded the fair value of the underlying shares of common stock on the grant date.  The stock options vest ratably over four years beginning November 15, 2008 in increments of 15%, 30%, 60% and 100%.  There is no deferred compensation for directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
William R. Ziegler Chairman of the Board; Chairman of Corporate Governance and Nominating Committee	$48,500	$50,000	$ 98,500
Gary M. Pittman Chairman of Compensation Committee	$54,000	$50,000	$104,000
Christopher M. Harte Director	$37,000	$50,000	$ 87,000
Steven A. Webster, Director	$30,000	$50,000	$ 80,000
Robert L. Cabes, Jr., Director (1)	$30,000	$50,000	$ 80,000
Christopher D. Strong Chairman of Audit Committee	$49,500	$50,000	$ 99,500

(1) Mr. Cabes is obligated under his employment arrangement with Avista Capital Holdings LP to transfer any remuneration he receives as a director of the Company to Avista.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2010 Annual Meeting of Stockholders for inclusion in the proxy statement and proxy card relating to that meeting is advised that the proposal must be received by the Company at our principal executive offices no later than December 9, 2009. The Company will not be required to include in its proxy statement or proxy card a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission. If the date of the 2010 Annual Meeting is changed by more than 30 days from the date of the 2009 Annual Meeting, the deadline for submitting proposals to be included in management’s 2010 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for its 2010 Annual Meeting.

The persons named in the Company’s proxy card for the 2010 Annual Meeting of Stockholders will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by December 9, 2009. If the Company changes the date of its 2010 Annual Meeting by more than 30 days from the date of the 2009 Annual Meeting, the persons named in the Company’s 2010 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2010 Annual Meeting of Shareholders.

If the date of the 2010 Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the 2009 Annual Meeting, the Company shall, in a timely manner, inform stockholders of such change, by including a notice under Item 5 in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s 2010 proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting other than the proposals set forth in this proxy statement. If any other proposals come before the meeting, the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies.

By Order of the Board of Directors
/s/ Diane Anderson
Diane Anderson
Corporate Secretary

Houston, Texas

April [*], 2009